PROSPECTUS
                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-120659


                        15,290,205 Shares of Common Stock

                          WESTSIDE ENERGY CORPORATION

         This prospectus relates to the resale, from time to time, by the selling stockholders listed under the heading "Selling Stockholders" in this prospectus, of up to 15,290,205 shares of our common stock. This prospectus is a combined prospectus for resales of shares related to the prospectus dated January 10, 2005, as supplemented, and the prospectus dated August 3, 2006.

         The selling stockholders may sell the common stock from time to time in the principal market on which our stock is traded, through negotiated transactions or otherwise at the prevailing market price at the time of sale or negotiated transactions. See "Plan of Distribution" beginning on page 39. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is listed on the American Stock Exchange under the symbol "WHT." On September 26, 2006 the last reported sale of our common stock was $2.80 per share.

         Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 11, 2006.

                                Explanatory Note

         This Prospectus, which constitutes a part of our Post-Effective Amendment No. 3 to our Registration Statement on Form SB-2 filed on November 22, 2004 (File No. 333-120659) and a part of our Post-Effective Amendment No. 1 to our Registration Statement filed on January 30, 2006 (File No. 333-131411), each of which was filed to update the information pertaining to these securities, is a "combined prospectus" for the offering of these securities by the Selling Stockholders named herein.

TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.........................................................3

OUR COMPANY...................................................................4

THE OFFERING..................................................................4

RISK FACTORS..................................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................13

USE OF PROCEEDS..............................................................13

DIVIDEND POLICY..............................................................13

PRICE RANGE OF COMMON STOCK..................................................14

BUSINESS AND PROPERTIES......................................................14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS..........................................21

MANAGEMENT...................................................................26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................31

DESCRIPTION OF CAPITAL STOCK.................................................31

SELLING SHAREHOLDERS.........................................................33

PLAN OF DISTRIBUTION.........................................................39

EXPERTS......................................................................40

WHERE YOU CAN FIND MORE INFORMATION..........................................40

INDEX TO FINANCIAL STATEMENTS................................................41

GLOSSARY OF CERTAIN NATURAL GAS AND OIL TERMS...............................A-1

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus and any supplement to this prospectus. We have not authorized anyone to provide you with information different than that contained in this prospectus and any supplement to this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Further, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

         Information contained on or accessible through our website does not constitute part of this prospectus.

         This prospectus includes market share and industry data and forecasts that we obtained from internal research, publicly available information and industry publications and surveys. Our internal research and forecasts are based upon management's understanding of industry conditions, and such information has not been verified by any independent sources. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources we believe to be reliable. We do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our positions relative to our competitors refer to the most recent available data.

         Certain terms used herein relating to the natural gas and oil industry are defined in "Glossary of Certain Natural Gas and Oil Terms" included as Appendix A hereto.

                                   OUR COMPANY

         We are an independent natural gas and oil exploration and production company based in Dallas, Texas with operations in the Barnett Shale in the Fort Worth Basin located in north central Texas. We have been successful in identifying and acquiring acreage positions where vertical and horizontal drilling, advanced fracture stimulation and enhanced recovery technologies create the opportunity to economically develop and produce natural gas and oil reserves from the Barnett Shale. We have assembled a portfolio of large, predominantly undeveloped leasehold interests in the Barnett Shale, which we believe positions us for significant long-term growth in proved natural gas and oil reserves and production. As of September 1, 2006, we owned natural gas and oil leasehold interests in approximately 75,000 gross (67,000 net) acres, approximately 95% of which is undeveloped. In addition, we own interests in 66.0 gross and 15.2 net wells in the Barnett Shale.

         As of September 1, 2006, we had estimated net proved reserves of 6.5 Bcfe, with a PV-10 value of $16.8 million (calculated using NYMEX forward curve prices for natural gas and oil at August 1, 2006), and had identified approximately 500 drilling locations on our existing acreage. Our estimated net proved reserves are located on approximately 5% of our net acreage. Based on our drilling results to date and third-party results in adjacent areas, we believe that our remaining undeveloped acreage in the Barnett Shale has substantial current commercial potential, and we plan to exploit that potential through our drilling program.

         We were incorporated under Nevada law in November 1995 as "Eventemp Corporation," a company related to the automobile industry. Following several years of inactivity in that business, we entered the natural gas and oil industry in February 2004 and in the following month changed our name to "Westside Energy Corporation."

         Our address is 3131 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219. Our telephone number is (214) 522-8990 and our website address is www.westsideenergy.com.

                                  THE OFFERING


Common stock offered by Selling Stockholders:  Up to 15,290,205 shares of common stock assuming exercise of all
                                               warrants

Use of Proceeds                                We will not receive any proceeds
                                               from the sale of the common
                                               stock. We will receive proceeds
                                               from the exercise of warrants.

American Stock Exchange symbol                 WHT




                                  RISK FACTORS

         An investment in shares of our common stock is highly speculative and involves a high degree of risk. You should carefully consider all of the risks discussed below, as well as the other information contained in this prospectus. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and the trading price of our common stock could decline.


Risks Related to Our Company
----------------------------

We are an early-stage company with limited proved reserves and may not become profitable.

         We are an early-stage company, having entered the natural gas and oil industry in February 2004. Although we have acquired leases and undertaken exploratory and other activities on the properties covered by our leases, nearly all of our properties are undeveloped acreage. While we have had exploration success, to date we have established a limited volume of proved reserves on our properties. We have incurred net losses to date and do not expect to generate profits in the short term. To become profitable, we would need to be successful in our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control. Unless we sell sufficient volumes of natural gas and oil to cover our expenses, we will not become profitable. Even if we become profitable, we cannot assure you that our profitability will be sustainable or increase on a periodic basis.

Our credit facility, which is secured by all our assets and requires substantial debt service, may adversely affect our available cash flow and ability to operate our business.

         In March 2006, we entered into a $45 million senior secured credit facility under which, as of September 26, 2006, we had borrowed approximately $15.1 million. The credit facility requires that 85% of our net revenue from natural gas and oil production and commodity hedging be used to pay outstanding obligations under the credit facility, net of production and operations-related costs. The credit facility:

        o        is secured by a first lien on all our assets;

        o bears annual interest at the greater of 12% or the one-month LIBOR (5.48% as of June 30, 2006) plus 6.5%;

        o requires a 2% facility fee for each advance, which is added to the principal and amortized;

        o entitles the lender to a (i) 1% overriding royalty interest (proportionately reduced to our working interest) in each of our producing wells and leases that existed when we entered into the facility and in each producing well, lease and any related unit (as defined in the credit agreement) acquired by borrowing under the facility during its term and (ii) 1.5% overriding royalty interest (proportionately reduced to our working interest) in each well and related unit development of which is financed with borrowing under the credit facility;

        o requires us to hedge a substantial portion of our proved developed producing reserves;

        o        contains limiting operating covenants;

        o contains events of default arising from failure to meet standards of financial condition or other performance covenants, as well as from failure to timely repay principal and interest; and

        o requires variable rates of interest, which, if interest rates substantially rise, could significantly reduce profits or increase losses.

         If we are unable to generate sufficient cash flow from operations, we may have difficulty with debt service, which could result in our having less available cash to sustain or increase our operations. If we default on payment or other performance obligations under the loan, the lender could foreclose on our assets and exercise other creditor rights, which could result in loss of all or nearly all of the value of our outstanding equity. We may also be required to obtain the lender's consent to certain events, such as sales of our assets, and any additional financing, which if secured by our assets would likely need to be junior to our senior lender's lien.

Natural gas and oil reserves decline once a property becomes productive, and we may need to find new reserves to sustain revenue growth.

         Even if we add natural gas and oil reserves through our exploration activities, our reserves will decline as they are produced. We will be constantly challenged to add new reserves through further exploration or further development of our existing properties. There can be no assurance that our exploration and development activities will be successful in adding new reserves. If we fail to replace reserves, our level of production and cash flows will be adversely impacted.


Our focus on exploration activities exposes us to greater risks than are generally encountered in later-stage natural gas and oil property development businesses.

         Much of our current activity involves drilling exploratory test wells on properties with no proved natural gas and oil reserves. While all drilling (whether developmental or exploratory) involves risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of natural gas and oil. The economic success of any project will depend on numerous factors, including the ability to estimate the volumes of recoverable reserves relating to the project, rates of future production, future commodity prices, investment and operating costs and possible environmental liabilities. All of these factors may impact whether a project will generate cash flows sufficient to provide a suitable return on investment. If we experience a series of failed drilling projects, our business, results of operations and financial condition could be materially adversely affected.

We depend on our current management team, the loss of any member of which could delay the further implementation of our business plan or cause business failure. We do not carry key man life insurance and have not required non-competition agreements.

         We have recently expanded our management team and depend on the services of management to meet our business development objectives. As an early-stage company, we would expect to encounter difficulty replacing any of them. The loss of any person on our management team could materially adversely affect our business and operations. We do not carry key person life insurance for any member of our management team. We have not required that any employee enter into a non-competition agreement.


We may rely on independent experts and technical or operational service providers over whom we may have limited control.

         We use independent contractors to assist us in identifying desirable natural gas and oil prospects to acquire and provide us with technical assistance and services. We also may rely upon the services of geologists, geophysicists, chemists, landmen, title attorneys, engineers and scientists to explore and analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. In addition, we intend to rely on the owners and operators of oil rigs and drilling equipment, and on providers of oilfield services, to drill and develop our prospects to production. Moreover, if our wells hold commercial quantities of natural gas and oil, we would need to rely on third-party gathering or pipeline facilities to transport and purchase our production. Our limited control over the activities and business practices of these providers, any inability on our part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially and adversely affect our business, results of operations and financial condition.


We do not always undertake a full title review of, or obtain title insurance on, our properties.

         Consistent with industry practice, rather than incur the expense of formal title examination on a natural gas or oil property to be placed under lease, we may have relied on and plan to continue to rely on the judgment of natural gas and oil lease brokers or landmen who perform the field work in examining government records before placing a mineral interest under lease. Although it is customary for an operator of a well to obtain a preliminary title review to ensure that there are no obvious title deficiencies prior to the drilling of a natural gas or oil well, we do not always engage counsel to examine title until just prior to drilling the well. This could result in our having to cure title defects that could affect marketability, which would increase costs. Occasionally we may conclude from a title examination that a lease was purchased from someone other than the owner, in which case the lease would be worthless to us and prevent us from recovering our expenditures.


Our review of properties cannot assure that all deficiencies or environmental risks may be identified or avoided.

         Although we undertake reviews that we believe are consistent with industry practice for our projects, these reviews are often limited in scope and may not reveal all existing or potential problems, or permit us to become sufficiently familiar with the related properties to assess their deficiencies and capabilities. Moreover, we do not perform an inspection on every well, and our inspections may not reveal all structural or environmental problems. Even if our inspections identify problems, the seller or lessor may be unwilling or unable to provide effective contractual protection. We generally do not receive indemnification for environmental liabilities and, accordingly, may have to pursue many projects on an "as is" basis, which could require us to make substantial expenditures to remediate environmental contamination on acquired properties. If a property deficiency or environmental problem cannot be satisfactorily remedied to warrant commencing drilling operations on a property, we could lose our entire investment in the property.


Our properties may be subject to substantial impairment of their recorded value.

          The accounting rules for our properties that have proven reserves require us to review periodically their carrying value for possible impairment. If natural gas and oil prices decrease or if the recoverable reserves on a property are revised downward, we may be required to record impairment write-downs, which would result in a negative impact to our financial position. We also may be required to record impairment write-downs for properties lacking economic access to markets and must record impairment write-downs for leases as they expire, both of which could also negatively impact our financial position.


Our recent acquisition of two related natural gas and oil companies could expose us to undisclosed liabilities.

         In March 2006, we expanded our base of natural gas and oil producing properties through an acquisition of EBS Oil and Gas Partners Production Company, L.P. and an affiliated operations company that were engaged in the drilling and completion of natural gas and oil wells in Texas. Although we have largely integrated their activities into ours and assessed the quality of their properties, we may encounter risks, and possibly incur remediation costs, from existing or potential problems and liabilities that were not disclosed to us, or unknown to the acquired companies, when the transaction was completed.

We have not insured and cannot fully insure against all risks related to our operations, which could result in substantial claims for which we are underinsured or uninsured.

         We have not insured and cannot fully insure against all risks and have not attempted to insure fully against risks where coverage is prohibitively expensive. Losses and liabilities arising from uninsured and underinsured events, which could arise from even one catastrophic accident, could materially and adversely affect our business, results of operations and financial condition. We do not carry business interruption insurance coverage. Our exploration, drilling and other activities are subject to risks such as:

        o        fires and explosions;

        o environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

        o        abnormally pressured formations;

        o        mechanical failures of drilling equipment;

        o personal injuries and death, including insufficient worker compensation coverage for third-party contractors who provide drilling services; and

        o        natural disasters, such as adverse weather conditions.

Our commodity price risk management program, which is currently required by our senior credit facility, may cause us to forego additional future profits or result in our making cash payments.

         To reduce our exposure to changes in the prices of natural gas and oil and to comply with a requirement of our senior secured credit facility, we have entered into, and may in the future enter into, commodity price risk management agreements for a portion of our natural gas and oil production. The agreements that we have entered into generally have the effect of providing us with a fixed price for a portion of our expected future natural gas and oil production over a fixed period of time. Commodity price risk management agreements expose us to the risk of financial loss and may limit our ability to benefit from increases in natural gas and oil prices in some circumstances, including the following:

        o the counterparty to the commodity price risk management agreement may default on its contractual obligations to us;

        o there may be a change in the expected differential between the underlying price in the commodity price risk management agreement and actual prices received; and

        o market prices may exceed the prices which we are contracted to receive, resulting in our need to make significant cash payments.

         Our commodity price risk management activities could have the effect of reducing our revenues and the value of our common stock.


Operational impediments may hinder our access to natural gas and oil markets or delay our production.

         The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. For example, there are no existing pipelines in certain areas where we have acreage. Therefore, if drilling results are positive in these areas, new gathering systems would need to be built to deliver any natural gas and oil to markets. There can be no assurance that we would have sufficient liquidity to build such a system or that third parties would build a system that would allow for the economic development of any such production.

         We deliver natural gas and oil through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future. Our ability to produce and market natural gas and oil is affected and also may be harmed by:

        o the lack of pipeline transmission facilities or carrying capacity;

        o        federal and state regulation of natural gas and oil production;
                 and

        o        federal and state transportation, tax and energy policies.

         Any significant change in our arrangements with gathering system or pipeline owners and operators or other market factors affecting the overall infrastructure facilities servicing our properties could adversely impact our ability to deliver the natural gas and oil we produce to markets in an efficient manner or its price. In some cases, we may be required to shut in wells, at least temporarily, for lack of a market because of the inadequacy or unavailability of transportation facilities. If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.


We have limited control over activities on properties we do not operate, which could reduce our production and revenues.

         A substantial portion of our business activities is conducted through joint operating agreements under which we own partial interests in natural gas and oil properties. We do not operate all of the properties in which we have an interest and in some cases we do not have the ability to remove the operator in the event of poor performance. As a result, we may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs. The failure of an operator of our wells to adequately perform operations, or an operator's breach of the applicable agreements, could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our and the operator's control, including:

        o        timing and amount of capital expenditures;

        o        expertise and financial resources; and

        o        inclusion of other participants.

Unless we generate sufficient revenue, we will require additional capital, which may not be available on favorable terms or at all.

         If our cash flows from operations are insufficient to fund our expected capital needs, or our needs are greater than anticipated, we will need to raise additional capital through private or public sales of equity securities or the incurrence of additional indebtedness. Additional funding may not be available on favorable terms or at all. We may be required to raise additional capital to fund our operations for the foreseeable future. If we require but cannot secure outside financing, we could be forced to curtail our operations substantially or cease business altogether, which could result in a substantial reduction or elimination of the value of our then-outstanding equity. If we raise additional funds through public or private sales of equity securities, the sales may be at prices below the market price of our stock, and our stockholders may suffer significant dilution.


Our competitors include larger, better financed and more experienced companies.

         The natural gas and oil industry is intensely competitive and, as an early-stage company, we must compete against larger companies that may have greater financial and technical resources than we have and substantially more experience in our industry. These competitive advantages may better enable our competitors to sustain the impact of higher exploration and production costs, natural gas and oil price volatility, productivity variances among properties, overall industry cycles and other factors related to our industry. Their advantage may also negatively impact our ability to acquire prospective properties, develop reserves, attract and retain quality personnel and raise capital.

Risks Related to the Natural Gas and Oil Business
-------------------------------------------------

Natural gas and oil are commodities subject to price volatility based on many factors outside the control of producers, and low prices may make properties uneconomic for future production.

         Natural gas and oil are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for natural gas and oil have been volatile. These markets will likely continue to be volatile in the future. The prices a producer may expect and its level of production depend on numerous factors beyond its control, such as:

        o        changes in global supply and demand for natural gas and oil;

        o the actions of the Organization of Petroleum Exporting Countries, or OPEC;

        o the price and quantity of imports of foreign natural gas and oil;

        o political conditions, including embargoes, in natural gas and oil producing regions;

        o        the level of global natural gas and oil inventories;

        o        weather conditions;

        o        technological advances affecting energy consumption; and

        o        the price and availability of alternative fuels.

         Lower natural gas and oil prices may not only decrease revenues on a per unit basis, but also may reduce the amount of natural gas and oil that that can be economically produced. Lower prices will also negatively impact the value of proved reserves.


Natural gas and oil exploration and production present many risks that are difficult to manage.

         Our natural gas and oil exploration, development and production activities are subject to many risks that may be unpredictable and are difficult to manage. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs will be charged against earnings as impairments.


Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plan.

         If domestic drilling activity increases, particularly in fields where we operate, a general shortage of drilling and completion rigs, field equipment and qualified personnel could develop. As a result, the costs and delivery times of rigs, equipment and personnel could be substantially greater than in previous years. From time to time, these costs have sharply increased and could do so again. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increasing number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which could in turn adversely affect our results of operations.


Conducting operations in the natural gas and oil industry subjects us to complex laws and regulations, including environmental regulations, that can have a material adverse effect on the cost, manner or feasibility of doing business.

         Companies that explore for and develop, produce and sell natural gas and oil in the United States are subject to extensive federal, state and local laws and regulations, including complex tax laws and environmental laws and regulations, and are required to obtain various permits and approvals from federal, state and local agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on our drilling activities, we may not be able to conduct our operations as planned. Alternatively, failure to comply with these laws and regulations, including the requirements to obtain any permits, may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Compliance costs can be significant. Further, these laws and regulations could change in ways that substantially increase our costs and associated liabilities. We cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm our business, results of operations and financial condition. For example, matters subject to regulation and the types of permits required include:

        o        water discharge and disposal permits for drilling operations;

        o        drilling permits;

        o        reclamation;

        o        spacing of wells;

        o        occupational safety and health;

        o        air quality, noise levels and related permits;

        o        rights-of-way and easements;

        o        calculation and payment of royalties;

        o        gathering, transportation and marketing of natural gas and oil;

        o        taxation; and

        o        waste disposal.

Under these laws and regulations, we could be liable for:

        o        personal injuries;

        o        property damage;

        o        oil spills;

        o        discharge of hazardous materials;

        o        remediation and clean-up costs;

        o        fines and penalties; and

        o        natural resource damages.


Risks Related to Our Common Stock
---------------------------------

Our management team members beneficially own a significant percentage of our common stock and can substantially influence corporate actions.

      Collectively, our directors and executive officers beneficially own 31% of our outstanding common stock. Their ownership would increase if they exercise the outstanding warrants they own or are issued incentive shares that we must issue if certain performance benchmarks are reached. As a result, our directors and executive officers are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a recapitalization or other fundamental corporate action. This concentration of ownership may have the effect of delaying or preventing a change in control, which may be to the benefit of our directors and executive officers but not in the best interests of our other stockholders. The concentration of ownership could also significantly reduce the capacity of our stockholders to change the Board of Directors if stockholders are dissatisfied or disagree with the Board's oversight of management determination of business policy, or the business decisions of officers who are appointed by the Board.
This lack of stockholder control could cause investors to lose all or part of their investment in us.

Provisions in our articles of incorporation, our bylaws and Nevada law may make it more difficult to effect a change in control, which could adversely affect the price of our common stock.

         Provisions of our articles of incorporation, our bylaws and Nevada law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our Board of Directors may determine. Our issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock and potentially prevent the payment of a premium to our stockholders in an acquisition.

         Our articles of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of us or our management. These provisions include:

        o giving the Board the exclusive right to fill all Board vacancies;

        o providing that special meetings of stockholders may only be called by the Board pursuant to a resolution adopted by:

                 (i) our President;

                 (ii)our Chairman, or

                 (iii) a majority of the members of the Board;

        o permitting removal of directors only for cause and with a majority vote of the stockholders; and

        o        prohibiting cumulative voting in the election of directors.

         These provisions also could discourage proxy contests and make it more difficult for you and our other stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, and may limit the price that potential investors are willing to pay in the future for shares of our common stock.

         We are also subject to provisions of the Nevada corporation law statute that prohibit business combinations with persons owning 10% or more of the voting shares of a corporation's outstanding stock, unless the combination is approved by the board of directors prior to the person owning 10% or more of the stock, for a period of three years, after which the business combination would be subject to special stockholder approval requirements. This provision could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or may otherwise discourage a potential acquiror from attempting to obtain control from us, which in turn could have a material adverse effect on the market price of our common stock.


Our common stock has a limited trading history and may experience price volatility.

         Our common stock has been trading on the American Stock Exchange since June 2005, before which time our common stock was traded in the over-the-counter market on the OTC Electronic Bulletin Board. The volume of trading in our common stock varies greatly and may often be light, resulting in what is known as a "thinly-traded" stock. Until a larger secondary market for our common stock develops, the price of our common stock may fluctuate substantially. The price of our common stock may also be impacted by any of the following, some of which may have little or no relation to our company or industry:

        o the breadth of our stockholder base and the extent to which securities professionals follow our common stock;

        o investor perception of us and the natural gas and oil industry, including industry trends;

        o domestic and international economic and capital market conditions, including fluctuations in commodity prices;

        o responses to quarter-to-quarter variations in our results of operations;

        o announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;

        o        additions or departures of key personnel;

        o sales or purchases of our common stock by large stockholders or our insiders;

        o accounting pronouncements or changes in accounting rules that affect our financial reporting; and

        o changes in legal and regulatory compliance unrelated to our performance.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

         Under the terms of our senior secured credit facility, we may not pay dividends on our common stock. We anticipate that we will retain all future earnings and other cash resources for the operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that are subject to risks and uncertainties, many of which are beyond our control, which may include statements relating to:

        o        our business strategy;

        o        our financial strategy;

        o        our reserve estimates;

        o        our results of production;

        o        uncertainty regarding our future results of operations; and

        o plans, objectives, expectations and intentions contained in this prospectus that are not historical.

         All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words "may," "will," "plan," "should," "could," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements.

         Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                 Use of Proceeds

         The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. We will not receive any proceeds from those sales.

                                 Dividend Policy

         We have never paid or declared any cash dividends on our common stock. Under the terms of our senior secured credit facility, we may not pay dividends on our common stock. We anticipate that we will retain all future earnings and other cash resources for the development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                           Price Range of Common Stock

         Our common stock is listed and trades on the American Stock Exchange under the symbol "WHT." As of September 26, 2006, we had 214 holders of record. The following table sets forth the high and low reported closing prices for our common stock for the completed quarters since our common stock resumed trading during or about March 2004. Such quotations represent inter-dealer prices, without retail markup, markdown or commission, and do not necessarily represent the prices of actual transactions for the fiscal quarters indicated.

                                              High            Low
      2006
      Second Quarter                          $3.80          $2.38
      First Quarter                           $3.98          $2.94
      ----------------------------------------------------------------

      2005
      Fourth Quarter                          $4.30          $3.30
      Third Quarter                           $4.10          $3.35
      Second Quarter                          $4.65          $3.53
      First Quarter                           $5.50          $3.05
      ----------------------------------------------------------------

      2004
      Fourth Quarter                          $4.75          $2.74
      Third Quarter                           $3.20          $2.70
      Second Quarter                          $3.40          $1.25



                             BUSINESS AND PROPERTIES


Overview

         We are an independent natural gas and oil exploration and production company based in Dallas, Texas with operations in the Barnett Shale in the Fort Worth Basin located in north central Texas. We have been successful in identifying and acquiring acreage positions where vertical and horizontal drilling, advanced fracture stimulation and enhanced recovery technologies create the opportunity to economically develop and produce natural gas and oil reserves from the Barnett Shale. We have assembled a portfolio of large, predominantly undeveloped leasehold interests in the Barnett Shale, which we believe positions us for significant long-term growth in proved natural gas and oil reserves and production. As of September 1, 2006, we owned natural gas and oil leasehold interests in approximately 75,000 gross (67,000 net) acres, approximately 95% of which is undeveloped. In addition, we own interests in 66.0 gross and 15.2 net wells in the Barnett Shale.

         As of September 1, 2006, we had estimated net proved reserves of 6.5 Bcfe, with a PV-10 value of $16.8 million (calculated using NYMEX forward curve prices for natural gas and oil at August 1, 2006), and had identified approximately 500 drilling locations on our existing acreage. Our estimated net proved reserves are located on approximately 5% of our net acreage. Based on our drilling results to date and third-party results in adjacent areas, we believe that our remaining undeveloped acreage in the Barnett Shale has substantial current commercial potential, and we plan to exploit that potential through our drilling program.

         We were incorporated under Nevada law in November 1995 as "Eventemp Corporation," a company with activities related to the automotive industry. Following several years of inactivity in that business, we entered the natural gas and oil industry in February 2004 and in the following month changed our name to "Westside Energy Corporation."

The Barnett Shale

         The Barnett Shale is one of the largest and most active domestic natural gas plays in the United States. The Barnett Shale formation, which can reach a thickness of up to approximately 1,000 feet, is located at depths of 6,500 to 8,500 feet and covers an area that spans approximately 14 counties in north central Texas. The shale formation is characterized by extremely low permeability requiring hydraulic fracturing to enable economic recovery of natural gas and oil reserves. The U.S. Geological Survey estimates that there are approximately 26.2 Tcf of undiscovered natural gas in the Barnett Shale. Technological advances in fracturing techniques and horizontal drilling have allowed natural gas production from the Barnett Shale to grow to 1.57 Bcf/d from over 5,130 wells according to the Texas Railroad Commission.

Our Properties

         As of September 1, 2006, we owned natural gas and oil leasehold interests in approximately 75,000 gross and 67,000 net acres within the Barnett Shale. Approximately 2,740 gross and 670 net acres are regarded as "developed." Over 95% of both our gross and net acreage is undeveloped. Our acreage position in the Barnett Shale is generally defined by three programs: the North, the Southeast and the Southwest.

         The table below lists and summarizes our acreage by program as of September 1, 2006. This table excludes acreage in which our interests are limited to royalty and overriding royalty interests.

                                                                  Weighted
                                                                   Average
                      Developed     Undeveloped         Total     Remaining
       Program         Acreage        Acreage          Acreage   Lease Term
       ------------------------------------------------------------------------
                    Gross    Net    Gross    Net    Gross    Net

       North        2,100    542    6,677   3,676   8,777   4,218    1.75 years*
       Southeast      -       -    13,327  10,225  13,327  10,225    2.67 years
       Southwest      640    127   52,671  52,016  53,311  52,143    8.24 years
                    -----   ----   ------  ------  ------  ------
          Total     2,740    669   72,675  65,917  75,415  66,586
                    =====   ====   ======  ======  ======  ======

         *Certain leases in the North Program area have drilling commitments which, if not met, could result in the loss of undrilled acreage.

North Program

         The North Program is located in Cooke, Denton, Montague and Wise Counties in Texas and has been the primary focus of our drilling and production activities for the last two years. We own a one-sixth interest in Tri-County Gathering, a gathering system operated by Cimmarron Gathering, LLP, which we use as the primary transporter of the natural gas we produce in this area. This region of the Barnett Shale and currently our North Program in this region are defined by the following characteristics:

       o     Our Operated Wells:       34 gross /approximately 12 net completed
                                       4 gross /2 net drilling and completing

       o     Our Non-Operated Wells:   7 gross /0.3 net (working interest wells)
                                       20 gross wells with overriding royalty
                                          interests

       o     Barnett Thickness:        1,000 feet

       o     Drilling Depth:           7,500 to 9,000 feet

       o     Drilling Method:          Vertical and horizontal

       o     Production                High Btu natural gas and associated
             Characteristics:          liquids

       o     Fracture Stimulation:     3 to 5 stage, medium volume

       o     Key Considerations:       Lower risk drilling, multiple pay zones,
                                       high liquid content, operations in high
                                       Btu conditions and access to equipment
                                       and services

Southeast Program

         The Southeast Program is located in Hill and Ellis Counties in Texas. We recently entered into a joint exploration agreement with Forest Oil Corporation covering approximately 17,200 gross acres in Hill County, Texas. The agreement provides that we and Forest Oil will each assign a 50% interest in certain properties to each other. In July 2006, we began drilling our first joint horizontal well in Hill County. This region of the Barnett Shale and currently our Southeast Program in this area are defined by the following characteristics:

       o     Our Operated Wells:      1 gross / 0.5 net drilling and completing

       o     Barnett Thickness:       200 to 400 feet

       o     Drilling Depth:          7,000 to 9,000 feet

       o     Drilling Method:         Primarily horizontal

       o     Production
             Characteristics:         Natural gas

       o     Fracture Stimulation:    4 to 6 stage, high volume

       o     Key Considerations:      Lower risk drilling, contiguous shale
                                      completion, three-dimensional seismic
                                      control, cost control and infrastructure access

Southwest Program

         The Southwest Program is located in Comanche, Coryell, Hamilton, Mills and Lampasas Counties in Texas. Drilling in this area by others has been primarily vertical area, although horizontal drilling has recently started. We expect to initiate our drilling activities in the Southwest Program in 2007. This region of the Barnett Shale and currently our Southwest Program in this area are defined by the following characteristics:

       o     Barnett Thickness:       130 to 220 feet

       o     Drilling Depth:          3,000 to 4,000 feet

       o     Drilling Method:         Vertical and horizontal

       o     Production
             Characteristics:         Natural gas and oil

       o     Fracture Stimulation:    6 to 8 stage, high volume

       o     Key Considerations:      Multiple pay zones, expansion area with
                                      limited production, associated water
                                      production and infrastructure access

         Our Business Strategy

         Our goal is to increase shareholder value by finding and developing natural gas and oil reserves at costs that provide an attractive rate of return on our investments. The principal elements of our business strategy are:

        o Develop Our Existing Properties. We intend to create near-term reserve and production growth from numerous drilling locations identified on our Barnett Shale acreage. The structure and the continuous natural gas and oil accumulation of the Barnett Shale and the expected long-life production and reserves of these properties enhance our opportunities for long-term profitability.

        o Pursue Selective Acquisitions and Joint Ventures. Due to our asset base and technical expertise, we believe we are well-positioned to pursue selected acquisitions and attract industry joint venture partners. We expect to pursue further acquisitions of natural gas and oil properties in the Barnett Shale.

        o Reduce Unit Costs Through Economies of Scale and Efficient Operations. As we continue to increase our natural gas and oil production and develop our existing properties, we expect that our unit cost structure will benefit from economies of scale. With respect to our operations in the Barnett Shale, we anticipate reducing unit costs by greater utilization of our existing infrastructure over a larger number of wells. We seek to exert control over costs and timing in our exploration, development and production activities through our operating activities and relationships with our joint venture partners.

Our Competitive Strengths

         We believe that the key competitive strengths of our company include:

        o Significant Production Growth Opportunities. We have acquired a large acreage position with very favorable lease terms in a region where drilling and production activities by other exploration and production companies continue to increase. Based on continued drilling success within our acreage position, we expect to increase our reserves, production and cash flow.

        o Experienced Management Team with Strong Technical Capability. Our senior management team and Board of Directors have considerable public company experience, industry experience and technical expertise in engineering, geoscience and field operations, with an average of more than 20 years of experience in the natural gas and oil industry. Our in-house technical personnel have extensive experience in the Barnett Shale, including horizontal drilling, completion and fracture stimulation techniques and technologies.

        o Incentivized Management Ownership. The equity ownership of our directors and executive officers is strongly aligned with that of our stockholders. As of June 30, 2006, our directors and executive officers beneficially owned approximately 31% of our common stock. In addition, the compensation arrangements for our directors and executive officers are heavily weighted toward future performance based equity payments rather than cash.

Surveys and Drilling Site Selection

         We completed the processing of a three-dimensional seismic survey of
4.3 square miles that includes property leased by us in northern Hill County. Based on the survey, we selected our first site for drilling on the property and, as of October 2, 2006, we were drilling this first well. The seismic survey has also enabled us to identify additional sites in the Hill County that we plan to drill.

Reserves and Net Present Value as of September 1, 2006

         A report prepared by LaRoche Petroleum Consultants, Ltd. dated September 1, 2006 estimates our net proved reserves to be 183,000 Bbl and 5,454 MMcf of natural gas, with total future net revenue of approximately $28.2 million. This total future net revenue has a PV-10 value of $16.8 million. The natural gas and oil prices used in this revenue computation are based on the August 1, 2006 NYMEX forward curve prices for natural gas and oil. Lease and well operating costs were held constant in accordance with SEC guidelines.

Title to Properties

         Our properties are subject to customary royalty interests, liens under indebtedness, liens incident to operating agreements and liens for current taxes and other burdens, including mineral encumbrances and restrictions. Our credit facility is also secured by a first lien on substantially all of our assets. We do not believe that any of these burdens materially interferes with the use of our properties in the operation of our business.

         We believe that we have satisfactory title to or rights in all of our producing properties. As is customary in the natural gas and oil industry, minimal investigation of title is made at the time of acquisition of undeveloped properties. In most cases, we investigate title and obtain title opinions from counsel or have title reviewed by certified landmen only when we acquire producing properties or before we begin drilling operations.

Sale of Natural Gas and Oil

         We do not intend to refine our natural gas or oil production. We expect to sell all or most of our production to a small number of purchasers in a manner consistent with industry practices at prevailing rates by means of long-term sales contracts. We are developing a market with purchasers such as end-users, local distribution companies, and natural gas brokers. We have several long-term purchase contracts, and can readily find other purchasers, if needed. In areas where there is no practical access to pipelines, oil is trucked to storage facilities.


Markets and Marketing

         The natural gas and oil industry has experienced rising prices in recent years. As a commodity, global natural gas and oil prices respond to macro-economic factors affecting supply and demand. In particular, world oil prices have risen in response to political unrest and supply uncertainty in Iraq, Venezuela, Nigeria and Iran, and increasing demand for energy in rapidly growing economies, notably India and China. Due to rising world prices and the consequential impact on supply, North American prospects have become more attractive. Escalating conflicts in the Middle East and the ability of OPEC to control supply and pricing are some of the factors negatively impacting the availability of global supply. In contrast, increased costs of steel and other products used to construct drilling rigs and pipeline infrastructure, as well as higher drilling and well-servicing rig rates, negatively impact domestic supply.

         Our market is affected by many factors beyond our control, such as the availability of other domestic production, commodity prices, the proximity and capacity of natural gas and oil pipelines, and general fluctuations of global and domestic supply and demand. Although we have entered into few sales contracts at this time, we do not anticipate difficulty in finding additional sales opportunities.

         Natural gas and oil sales prices are negotiated based on factors such as the spot price for gas or posted price for oil, price regulations, regional price variations, distances from wells to pipelines, well pressure, and estimated reserves. Many of these factors are outside our control. Natural gas and oil prices have historically experienced high volatility, related in part to ever-changing perceptions within the industry of future supply and demand.

Competition

         The natural gas and oil industry is intensely competitive and, as an early-stage company, we must compete against larger companies that may have greater financial and technical resources than we and substantially more experience in our industry. These competitive advantages may better enable our competitors to sustain the impact of higher exploration and production costs, natural gas and oil price volatility, productivity variances between properties, overall industry cycles and other factors related to our industry. Their advantage may also negatively impact our ability to acquire prospective properties, develop reserves, attract and retain quality personnel and raise capital.


Governmental Regulation

         Natural Gas and Oil Regulation
         ------------------------------

Regulation of Transportation and Sale of Natural Gas. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the Federal Energy Regulatory Commission, or FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act. The Decontrol Act generally removed all Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993.

         Since the mid-1980s, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Beginning in 1992, the FERC issued Order No. 636 and a series of related orders to implement its open access policies. As a result of the Order No. 636 program, the marketing and pricing of natural gas have been significantly altered. The interstate pipelines' traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage services on an open access basis to others who buy and sell natural gas. Although the FERC's orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

         In 2000, the FERC issued Order No. 637 and subsequent orders, which imposed a number of additional reforms designed to enhance competition in natural gas markets. Among other things, Order No. 637 changed FERC regulations relating to scheduling procedures, capacity segmentation, penalties, rights of first refusal and information reporting. We cannot accurately predict whether the FERC's actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Additional proposals and proceedings that might affect the natural gas industry are pending before the FERC and the courts. Therefore, we cannot provide any assurance that the less stringent regulatory approach recently established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

         Intrastate natural gas transportation and gathering of natural gas is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and gathering and the degree of regulatory oversight and scrutiny given to intrastate natural gas transportation and gathering rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all shippers on intrastate natural gas pipelines and gatherers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation and gathering in any state in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

Regulation of Transportation and Sale of Oil. Sales of oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could enact (or, in some cases, reenact) price controls in the future.

         Our sales of oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by the FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, the FERC in February 2003 increased the index slightly, effective July 2001. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors.

         Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, a common carrier must offer the same terms and rate to all similarly-situated shippers requesting service. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines' published tariffs. Accordingly, we believe that access to oil pipeline transportation services will generally be available to us to the same extent as to our competitors.

         Environmental Regulation
         ------------------------

      We are subject to stringent federal, state and local laws, that, among other things, govern the issuance of permits to conduct exploration, drilling and production operations, the amounts and types of materials that may be released into the environment, the discharge and disposition of waste materials, the remediation of contaminated sites and the reclamation and abandonment of wells, sites and facilities. Numerous government departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial civil and even criminal penalties for failure to comply. Some laws, rules and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of such person. Other laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist or even prohibit exploration and production activities in sensitive areas. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the oil and natural gas industry increases our cost of doing business and consequently affects our profitability. These costs are considered a normal, recurring cost of our on-going operations. Our domestic competitors are generally subject to the same laws and regulations. We believe that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on our operations.

      The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, imposes liability, without regard to fault, on certain classes of persons that are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the cost of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the cost of certain health studies. In addition, companies that incur liability frequently also confront third-party claims because it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment from a polluted site.

      The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 , or RCRA, regulates the generation, transportation, storage, treatment and disposal of hazardous wastes and can require cleanup of hazardous waste disposal sites. RCRA currently excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas from regulation as "hazardous waste." Disposal of such non-hazardous natural gas and oil exploration, development and production wastes usually is regulated by state law. Other wastes handled at exploration and production sites or used in the course of providing well services may not fall within this exclusion. Moreover, stricter standards for waste handling and disposal may be imposed on the oil and natural gas industry in the future. From time to time, legislation is proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from the RCRA definition of "hazardous wastes," thereby potentially subjecting such wastes to more stringent handling, disposal and cleanup requirements. If such legislation were enacted, it could have a significant impact on our operating costs, as well as the oil and natural gas industry in general. The impact of future revisions to environmental laws and regulations cannot be predicted.

      Our operations are also subject to the Clean Air Act, or CAA, and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations. We may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, we believe our operations will not be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to us than to other similarly situated companies involved in oil and natural gas exploration and production activities.

      The Federal Water Pollution Control Act of 1972, as amended, or the Clean Water Act, imposes restrictions and controls on the discharge of produced waters and other wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters and to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the oil and natural gas industry into certain coastal and offshore waters, unless otherwise authorized. Further, the EPA has adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain permits for storm water discharges. Cost may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans. The Clean Water Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges for oil and other pollutants and impose liability on parties responsible for those discharges for the cost of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. We believe that our operations comply in all material respects with the requirements of the Clean Water Act and state statutes enacted to control water pollution.

      Underground injection is the subsurface placement of fluid through a well, such as the reinjection of brine produced and separated from oil and natural gas production. The Safe Drinking Water Act of 1974, as amended, establishes a regulatory framework for underground injection, with the main goal being the protection of usable aquifers. The primary objective of injection well operating requirements is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluids from the injection zone into underground sources of drinking water. Hazardous-waste injection well operations are strictly controlled and certain wastes, absent an exemption, cannot be injected into underground injection control wells. In Texas, no underground injection may take place except as authorized by permit or rule.

      Statutes that provide protection to animal and plant species and that may apply to our operations include the National Environmental Policy Act, the Oil Pollution Act, the Emergency Planning and Community Right-to-Know Act, Research and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and may limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas and impose substantial liabilities for pollution resulting from our operations. The permits required for our various operations are subject to revocation, modification and renewal by issuing authorities.

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
           ------------------------------------------------------------

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this report contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under "Risk Factors" and elsewhere in this prospectus.


Overview

         We are an independent natural gas and oil exploration and production company based in Dallas, Texas with operations in the Barnett Shale in the Fort Worth Basin located in north central Texas. We have been successful in identifying and acquiring acreage positions where vertical and horizontal drilling, advanced fracture stimulation and enhanced recovery technologies create the opportunity to economically develop and produce natural gas and oil reserves from the Barnett Shale. We have assembled a portfolio of large, predominantly undeveloped leasehold interests in the Barnett Shale, which we believe positions us for significant long-term growth in proved natural gas and oil reserves and production. As of September 1, 2006, we owned natural gas and oil leasehold interests in approximately 75,000 gross (67,000 net) acres, approximately 95% of which is undeveloped. In addition, we own interests in 66.0 gross and 15.2 net wells in the Barnett Shale.

         As of September 1, 2006, we had estimated net proved reserves of 6.5 Bcfe, with a PV-10 value of $16.8 million (calculated using NYMEX forward curve prices for natural gas and oil at August 1, 2006), and had identified approximately 500 drilling locations on our existing acreage. Our estimated net proved reserves are located on approximately 5% of our net acreage. Based on our drilling results to date and third-party results in adjacent areas, we believe that our remaining undeveloped acreage in the Barnett Shale has substantial current commercial potential, and we plan to exploit that potential through our drilling program.

Recent Developments

         On August 29, 2006, we announced:

        o our net production reached 3,800 Mcfe/d as a result of the addition of new wells on production, with such production rate consisting of 210 Bop/d and 2,544 Mcf/d; gas production currently comes from our North Program area where our gas has a heating value of approximately 1,200 Btu/cf;

        o two additional vertical wells have been successfully drilled in our North Program area;

        o three additional wells have been completed and are on production, two additional wells have been completed and are currently flowing back completion fluids, and four wells are drilled, cased and waiting for completion;

        o we entered into a joint exploration agreement with a large independent oil company that is expected to increase our gross acreage in Hill County to approximately 17,200 acres;

        o our initial Hill County horizontal well has started drilling and completion is expected in September (although we subsequently revised our expected completion date to some time in October); and

        o the appointment of Craig Glick as our Executive Vice President and General Counsel and Brian Gross as our Operations Manager.


Critical Accounting Policies and Estimates

         Our discussion of our financial condition and results of operations is based on the information reported in our financial statements. The preparation of our financial statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities as of the date of our financial statements. We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, weather, politics, global economics, mechanical problems, general business conditions and other factors. Our significant accounting policies are detailed in Note 1 to our financial statements included in this prospectus. We have outlined below certain of these policies that have particular importance to the reporting of our financial condition and results of operations and that require the application of significant judgment by our management.

         Key Definitions

         Proved reserves, as defined by the SEC, are the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. Valuations include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Prices do not include the effect of derivative instruments, if any, entered into by us.

         Proved developed reserves are those reserves expected to be recovered through existing equipment and operating methods. Additional oil and gas volumes expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing of a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

         Proved undeveloped reserves are those reserves that are expected to be recovered from new wells on non-drilled acreage, or from existing wells where a relatively major expenditure is required for re-completion. Reserves on non-drilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other non-drilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.


         Estimation of Reserves

         Volumes of reserves are estimates that, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data as well as production performance data. There are numerous uncertainties in estimating crude oil and natural gas reserve quantities, projecting future production rates and projecting the timing of future development expenditures. Natural gas and oil reserve engineering must be recognized as a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. Estimates of independent engineers that we use may differ from those of other engineers. The accuracy of any reserve estimate is a function of the quantity and quality of available data and of engineering and geological interpretation and judgment. Accordingly, future estimates are subject to change as additional information becomes available.


         Revenue Recognition

         We record natural gas and oil revenues using the entitlement method of accounting for production, in which any excess amount received by us above our share of production is treated as a liability. If we receive less than our share of production, the underproduction is recorded as an asset. We did not have an imbalance position relative to volumes or values at June 30, 2006.


         Successful Efforts Accounting

         We utilize the successful efforts method to account for our natural gas and oil operations. Under this method, all costs associated with natural gas and oil lease acquisitions, successful exploratory wells and all development wells are capitalized and amortized on a unit-of-production basis over the remaining life of proved developed reserves and proved reserves on a field basis. Unproved leasehold costs are capitalized pending the results of exploration efforts. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are expensed when incurred.


         Impairment of Properties

         We review our proved properties for potential impairment at the lease level when management determines that events or circumstances indicate that the recorded carrying value of any of the properties may not be recoverable. Such events include a projection of future natural gas and oil reserves that will be produced from a lease, the timing of this future production, future costs to produce the natural gas and oil, and future inflation levels. If the carrying amount of an asset exceeds the sum of the undiscounted estimated future net cash flows, we recognize impairment expense equal to the difference between the carrying value and the fair market value of the asset, which is estimated to be the expected present value of future net cash flows from proved reserves, without the application of any estimate of risk. We cannot predict the amount of impairment charges that may be recorded in the future. Unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired.

         Stock-Based Compensation

         Compensation expense has been recorded for common stock grants based on the fair value of the common stock on the measurement date. Statement of Financial Accounting Standards No. 123R, "Share-Based Payments," or "SFAS No. 123R," establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. SFAS No. 123R was effective for us as of the beginning of 2006 and has had no impact on our financial statements, because the only equity compensation that we have previously made is in the form of grants of common stock, which are recorded at fair value.


Results of Operations
---------------------

       Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005
       -------------------------------------------------------------------------

         Our financial results for the six months ended June 30, 2006 are not directly comparable to our financial results for the six months ended June 30, 2005. During the first half of 2005, our operations were limited to our first operated well, the Lucille Pruett #1, which we completed in November 2004, and three marginal non-operated wells that we sold in the fourth quarter of 2005. By early 2006, our operations had greatly expanded relative to 2005, and our acquisition of EBS Oil and Gas Partners Production Company, L.P. and a related operations company (described below) during the first quarter of 2006 substantially impacted the financial results for the first half of 2006 compared to the equivalent period of 2005.

         Revenues. Revenues from sales of natural gas and oil were $1,053,250 in the first half of 2006 as compared to $121,221 in the first half of 2005. This increase in revenues reflects the impact of higher sales volumes for both natural gas and oil, and higher oil sales prices. Oil sales volumes increased from an average of two to 27 barrels per day, and average oil sales prices increased from $49.06 to $60.52 per barrel. Natural gas sales increased from an average of 96 Mcf to 660 Mcf per day while average natural gas sales prices decreased slightly from $5.85 to $5.57 per Mcf.

         Expenses. Our operating expenses increased from $1,498,620 in the first half of 2005 to $4,748,047 for the first half of 2006. This increase reflects the impact on expenses of higher natural gas and oil sales volumes and increases in staff. Production expenses were $523,409 in the first half of 2006 as compared to $47,855 in the first half of 2005, reflecting increased production operations expenses associated with the expansion in production volumes as well as higher natural gas and oil severance taxes due to both higher volumes and higher oil prices. We incurred exploration expenses of $337,627 in the first half of 2005 for the three-dimensional seismic acquisition program that we conducted in that period. General and administrative expenses increased from $832,758 in the first half of 2005 to $3,252,207 in the first half of 2006. $1,210,788 of the increase resulted from expenses recorded in 2006 for the sign-on common stock bonus for our recently hired Chief Executive Officer and performance-related common stock bonuses for our Chief Executive Officer and Chief Financial Officer. The remaining $1,208,661 increase in general and administrative expenses reflects salaries for the two officers and additional staff as well as overhead costs resulting from a substantial increase in business support activities.

         Depreciation, Depletion and Amortization. Depreciation, depletion and amortization costs increased from $95,045 in the first half of 2005 to $972,431 in the first half of 2006 and was the result of the substantial expansion in volumes of natural gas and oil produced and sold and the expensing of capitalized costs on a units-of-production basis. The pipeline acquired in March 2006 is depreciated on a straight-line basis.

         Operating Loss. As a result of the foregoing revenues and expenses, we incurred an operating loss of $3,694,797 in the first half of 2006 as compared to an operating loss of $1,377,399 in the first half of 2005.

         Other Income and Expenses. Other income and expense items in the first half of 2006 included $136,301 in interest income and $228,643 in interest expense. We received $169,755 in interest income and incurred no interest expense in the first half of 2005. Interest expense in 2006 increased substantially as a result of our initial draw against the senior secured credit facility in March.

         Net Loss. We incurred a net loss of $3,787,139, or $0.18 per share, for the six months ended June 30, 2006 as compared to a net loss of $1,207,644, or $0.07 per share, for the six months ended June 30, 2005.

         Corporate Acquisition. In March 2006, we completed our acquisition of EBS Oil and Gas Partners Production Company, L.P. and a related operations company that were engaged in drilling and production operations activities. In this transaction, we acquired rights to approximately 9,800 gross acres, which included 48 wells in which the acquired companies owned varying working interests, located primarily in the Barnett Shale. The assets also included a one-sixth interest in a gathering system with a capacity of approximately 20 MMcf/d, that was the primary transporter of gas sold by the acquired company. The purchase price for this acquisition was approximately $9.8 million, subject to adjustments, including payoff of approximately $5.8 million owed to us.

         Year Ended December 31, 2005 Compared To Year Ended December 31, 2004
         ---------------------------------------------------------------------

        Our financial results for the year ended December 31, 2005 are not comparable to financial results for the year ended December 31, 2004 because our operations in 2004 were largely limited to start-up activities undertaken as we entered the natural gas and oil business. Our operations began with the drilling of our first operated well, the Lucille Pruett #1, which was completed in November 2004. Production and revenues for this well were minimal in 2004. During the second half of 2004 and most of 2005, we received minimal revenues and incurred minor expenses for three marginal non-operated wells that we sold in the fourth quarter of 2005. Late in 2005, we completed and began to receive revenue from three new wells, the Lucille Pruett #2H, Kirby #1 and Mitchell #1.

         Revenues. Revenues from sales of natural gas and oil were $595,657 in 2005 as compared to $116,137 in 2004. This increase is attributable to a full year of production from the Lucille Pruett #1, initial sales late in 2005 from the three new wells and higher prices received for both natural gas and oil.

         Expenses. Production expenses, including severance taxes, were $108,227 in 2005 as compared to $0 in 2004. The increased expenses reflect higher costs incurred to operate and maintain more wells, and higher sales volumes. We expended $360,170 in 2005 for our share of the three-dimensional seismic survey of our acreage in Hill County, Texas. General and administrative expenses increased from $745,955 in 2004 to $1,782,184 in 2005 reflecting a full year of business expansion activities, including enlargement of our staff and increases in required services.

         Depreciation, Depletion, Amortization, and Impairment. Depreciation, depletion and amortization charges increased from $97,965 in 2004 to $344,797 in 2005, in line with the growth in our production and revenues. Impairment charges of $636,278 were taken against three properties in 2005 as compared to $268,962 of impairment charges taken against one property in 2004.

         Operating Loss. As a result of the foregoing revenues and expenses, our fiscal year 2005 operations incurred a loss of $2,635,999 as compared to a loss of $996,745 in 2004.

         Other Income and Expenses. Other income and expense items in 2005 included $359,490 in interest on cash balances and a loan to EBS Oil and Gas, and $339,355 from the sale of our interests in the three marginal wells, discussed above, and 467 undeveloped acres. Other expenses for 2004 netted to $40,014, with interest expense of $141,983 partially offset by interest income of $50,704 and other income from various items of $51,265.

         Net Loss. We incurred a net loss of $1,939,322, or $0.11 per share, for the year ended December 31, 2005, as compared to a net loss of $1,036,759, or $0.18 per share, for the year ended December 31, 2004.


Liquidity and Capital Resources
-------------------------------

         Sales of Equity. In January 2006, we completed a private placement in which we sold 3,278,000 shares of our common stock, at $3.15 per share, to 27 investors resulting in gross proceeds of approximately $10.3 million and net proceeds of approximately $9.5 million after placement-related costs. In May through July 2006, we raised approximately $1.3 million from the sale of approximately 290,000 shares issued upon exercise of warrants by 16 warrant holders at $2.50 per share and the sale of approximately 180,000 shares to two of our executives at $3.15 per share.

         Cash and Available Credit. As of June 30, 2006, we had cash, cash equivalents and marketable securities of approximately $2.9 million. As of September 26, 2006, we had approximately $29.9 million unused availability under our senior secured credit facility, use of which is subject to lender consent.

         Hedging. Under our senior secured credit facility, described below, we are required to hedge a substantial portion of our reserves. As of June 30, 2006, we had entered into swap contracts covering 75% of our projected production through March 2008 from our proved developed producing reserves estimated as of December 31, 2005 based on a report prepared by LaRoche Petroleum Consultants, Ltd., a third-party engineering firm. The prices stated in the swap contracts were $8.05 per MMBtu for natural gas and $66.15 per barrel for oil.

         Senior Secured Credit Facility. In March 2006, we entered into a $45 million senior secured revolving credit facility with GasRock Capital LLC, of which approximately $15.1 million is outstanding as of September 26, 2006. Future borrowing, subject to the lender's approval, may be used for additional exploitation of proved developed non-producing reserves, drilling of new wells, lease acquisitions, pipeline expansion, seismic expenses, or general and administrative expenses. The credit facility, which is secured by a first lien on all our assets, terminates in March 2009, unless earlier terminated by us upon repayment of outstanding obligations or by GasRock upon an event of default. The credit facility bears annual interest at the greater of 12% or the one-month LIBOR (5.48% as of June 30, 2006) plus 6.50%. It also requires debt service at the rate of 85% of our monthly revenues from natural gas and oil production and commodity hedging, net of production and operations related costs. Each advance requires a 2% facility fee which is added to principal and amortized. GasRock is also entitled to a (i) 1% overriding royalty interest (proportionately reduced to our working interest) in each of our producing wells and leases that existed when we entered into the credit facility and in each producing well, lease and any related unit (as defined in the credit agreement) acquired by borrowing under the facility during its term and (ii) 1.5% overriding royalty interest (proportionately reduced to our working interest) in each well and related unit, development of which is financed with borrowing under the credit facility. The credit agreement also requires us to hedge a substantial portion of our reserves. See "Hedging" above.

         In connection with our acquisition of EBS Oil and Gas Partners Production Company L.P. and its affiliated operations company, we borrowed approximately $5.3 million under the credit facility for payments at closing, approximately $1.6 million to discharge certain of the acquired companies' indebtedness and amounts for reimbursement of costs related to previous drilling and future development drilling.

         We continually evaluate our capital needs and compare them to our capital resources. Our budgeted capital expenditures for the remainder of 2006 are approximately $5.5 million, to be used primarily for drilling and development of our properties. We expect to fund these expenditures from available cash and revenue generated during the remainder of 2006 and, if necessary, from additional borrowings under our credit facility. The level of capital expenditures is largely discretionary and the amount of funds devoted to any activity may increase or decrease depending on available opportunities, commodity prices, cash flows and development results, among others. As of August 31, 2006, we had spent approximately $13 million of our 2006 budget for capital expenditures of approximately $19 million.

         We believe that our available cash and access to our credit facility will enable us to pursue our business plans through at least June 2007.

Employees
---------

         As of September 1, 2006, we had 9 full-time employees.


Facilities
----------

         Our principal executive offices are located in Dallas, Texas, where we lease approximately 5,000 square feet. We also lease approximately 2,900 square feet of office space in Houston, Texas. Each lease terminates in the first quarter of 2008.


Legal Proceedings
-----------------

         We are not a party to any material legal proceeding. In the future, we may become involved in various legal proceedings from time to time, either as a plaintiff or as a defendant, and either in or outside the normal course of business. We are not now in a position to determine when (if ever) such a legal proceeding may arise. If we ever become involved in a legal proceeding, our financial condition, operations, or cash flows could be materially and adversely affected, depending on the facts and circumstances relating to such proceeding.

                                   MANAGEMENT
                                   ----------

Executive Officers and Directors

         Our Board of Directors has six members. Each director serves a one-year term that expires at the following annual meeting of stockholders. Executive officers are appointed by the Board of Directors and serve until their successors are appointed. There are no family relationships among our directors or executive officers.

         The members of the Audit Committee of our Board of Directors are Herbert C. Williamson, Keith D. Spickelmier and John T. Raymond. Our Board of Directors has determined that each member of this committee qualifies as an "audit committee financial expert," as defined by SEC rules.

         Our directors, executive officers and control persons are listed below with information about their respective backgrounds:

         Name              Age         Positions
         ----              ---         ---------
Keith D. Spickelmier       45    Chairman of the Board
Douglas G. Manner          51    Chief Executive Officer and Director
Jimmy D. Wright            47    President, Chief Operating Officer and Director
Craig S. Glick             46    Executive Vice President, General Counsel and
                                    Director
Sean J. Austin             54    Vice President and Chief Financial Officer
John T. Raymond            36    Director
Herbert C. Williamson      58    Director
----------------------


         The backgrounds of our directors, executive officers and control persons are as follows:


Keith D. Spickelmier - Chairman of the Board. Mr. Spickelmier is a Director and has served as Chairman of the Board since May 2002, and was President, Treasurer and Secretary until February 2004. Prior to joining Westside Energy, he was a partner with the law firm Verner, Liipfert, Bernhard, McPherson and Hand until 1993. From April 2001 through July 2003, Mr. Spickelmier was with the law firm Haynes and Boone, LLP. Mr. Spickelmier holds a B.A. from the University of Nebraska at Kearney and a J.D. from the University of Houston. Mr. Spickelmier is also a Director of JK Acquisition Corp.


Douglas G. Manner - Chief Executive Officer and Director. Mr. Manner has been a Director since March 2005 and in June 2006 became our Chief Executive Officer. From January 2006 to May 2006, he was our Chief Operating Officer. From January 2004 to December 2005, Mr. Manner was Senior Vice President and Chief Operating Officer of Kosmos Energy, LLC, a private energy company engaged in oil and gas exploration offshore West Africa. From August 2002 through December 2003, he was President and Chief Operating Officer of White Stone Energy, LLC, a Houston-based oil and gas advisory firm. From May 2001 to June 2002, Mr. Manner was Chairman and Chief Executive Officer of Mission Resources Corporation, a Houston-based oil and gas exploration company. He was Chief Executive Officer and President of Bellwether Exploration, a Houston-based oil and gas exploration company, from June 2000 until May 2001 and became its Chairman of the Board in December 2000. From July 1998 until May 2000, Mr. Manner was Vice President and Chief Operating Officer of Gulf Canada Resources Limited. Mr. Manner began his career with Amoco Petroleum Company in 1977, and from 1981 to 1998, was a reservoir engineering consultant with Ryder Scott Petroleum Engineers, an international reservoir engineering firm. Mr. Manner received a B.S. in mechanical engineering from Rice University in 1977, and is a professional engineer certified by the Texas Board of Professional Engineers and a member of the Society of Petroleum Engineers. Mr. Manner was previously a member of the Board of Directors of Gulf Midstream Service, ROC Oil and Petrovera Energy Company and is currently a member of the Board of Directors of Cordero Energy Inc., Zenas Energy Corp. and Rio Vista Energy Partners, L.P.

Jimmy D. Wright - President, Chief Operating Officer and Director. Mr. Wright has been a Director and President of Westside Energy since February 2004 and became our Chief Operating officer in June 2006. He was our Chief Executive Officer and Chief Financial Officer from February 2004 to June 2006. >From February 1997 to June 2001, he held various senior management positions with Midcoast Energy Resources Inc., which merged into Enbridge, Inc. While at Enbridge, Mr. Wright became Chief Executive Officer of Midcoast Canada Operating Company, a publicly traded international subsidiary of Enbridge Energy Partners, LP. From 2001 to 2002, he was Senior Vice President and subsequently President of EnergyClear Operating Corporation, the operator of EnergyClear Corporation, then an over-the-counter energy clearinghouse. Mr. Wright received a B.S. in mechanical engineering from the University of Memphis.

Craig S. Glick - Executive Vice President, General Counsel and Director. Mr. Glick has been a Director since January 2006, and, in August 2006, was appointed Executive Vice President and General Counsel. Mr. Glick co-founded Kosmos Energy, LLC in 2003 and was a partner at Kosmos Energy. From 1999 to 2003, he was President of Hunt Resources, Inc. and Senior Vice President of Hunt Oil Company. Mr. Glick was General Counsel and Chief Financial Officer of Gulf Canada Resources Ltd. from 1994 to 1999. Mr. Glick was in charge of acquisitions for Torch Energy Advisers in 1994. Previously, Mr. Glick was an attorney with Vinson & Elkins, LLP, where he became a partner in 1993. Mr. Glick received a B.A. in political science from Tulane University and holds a J.D. from the University of Texas School of Law.

Sean J. Austin - Vice President and Chief Financial Officer. Mr. Austin became our Chief Financial Officer in June 2006 and, since May 2005, has served as our Vice President and Corporate Controller. Prior to joining us, he was employed by Hess Corporation (formerly known as Amerada Hess) for 23 years, holding senior management positions in the company's New York and Houston offices. From 1995 to 1999, he was Vice President and Corporate Controller in the New York office of Hess and, from 1999 until 2004, was Vice President of Finance and Administration, Exploration and Production in the Houston office of Hess. Mr. Austin served as an officer in the United States Navy from 1974 to 1979. Mr. Austin received a B.B.A. in accounting from the University of Notre Dame and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

John T. Raymond - Director. Mr. Raymond became a Director in March 2005 and is Chairman of the Nominating Committee of the Board of Directors. He has been a Director of Vulcan Energy Corporation since July 2004 and was its Chief Executive Officer from July 2004 to April 2005. From December 2002 to March 2004, he was President and Chief Operating Officer of Plains Exploration and Production Company. From June 2001 to April 2005, Mr. Raymond was a Director of Plains All American Pipeline, LP. He was Executive Vice President and Chief Operating Officer of Plains Resources Inc. from May 2001 to November 2001 and its President and Chief Operating Officer from November 2001 to April 2005. From January 2000 to May 2001, he was Director of Corporate Development for Kinder Morgan, Inc. He was Vice President of Corporate Development for Ocean Energy, Inc. from April 1998 to January 2000 and was a Vice President with Howard Weil Labouisse Friedrichs, Inc. from 1992 to April 1998. He currently manages various investments through Lynx Holdings, a company he owns. Mr. Raymond received a B.A. in management from the A.B. Freeman School of Business at Tulane University.

Herbert C. Williamson - Director. Mr. Williamson became a Director in March 2005 and is Chairman of the Audit and Compensation Committees of the Board of Directors. From September 2000 through March 2003, he was a Director of Southwest Royalties, Inc. and chaired the independent directors committee for its acquisition by Clayton Williams Energy. From April 1997 to February 2002, Mr. Williamson was a Director of Pure Resources, Inc. and its predecessor, and served as Chairman of the special committee in connection with the tender offer for Pure Resources made by Unocal. Mr. Williamson was an investment banker with Petrie Parkman & Company from 1995 through May 1999, was Chief Financial Officer for Seven Seas Petroleum Incorporated from October 1998 to April 1999 and was Vice Chairman and Executive Vice President for Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) from April 1985 to April 1995. Since November 2002, Mr. Williamson has served as a Director in the energy group at CS First Boston, and is currently a Director of JK Acquisition Corp. Since 1996, Mr. Williamson has been a Director of Merlon Petroleum Company, a privately owned oil and gas company engaged in the exploration and production of oil reserves in East Texas and Egypt, where for a period he was also its Chief Financial Officer. He has over 30 years of experience in the oil and gas industry and investment banking business. Mr. Williamson holds a B.A. from Ohio Wesleyan University and an M.B.A. from Harvard University.

Director Compensation

         Each member of our Board of Directors who is not employed by us receives an annual fee of $7,500 for service on the Board and $1,000 for each meeting attended. In lieu of any cash or equity compensation, we pay the Chairman of the Board a $6,000 monthly fee for his services. We pay the Chairman of the Audit Committee of the Board an additional $3,750 annually for service as committee chair, and we pay $1,875 annually to each other member of this committee. We pay the Chairman of the Compensation Committee an annual fee of $2,500 for service as chair of this committee. We also reimburse our non-employee directors for their reasonable expenses to attend Board and committee meetings.

         Each non-employee director, other than the Chairman, is eligible for awards of our common stock under our 2005 Director Stock Plan. We award each non-employee director 12,666 shares of our common stock when he or she first becomes a director. The initial award is comprised of 4,222 unrestricted shares and 8,444 restricted shares of our common, one-half of which will vest, if the director is then a member of the Board, on each of the first and second anniversaries of the award date. We also award each non-employee director 2,650 shares of our common stock for annual service on the Board, of which 884 shares are unrestricted, and 1,766 are restricted, one-half of which will vest, if the director is then a member of the Board, on the first and second anniversaries of the award date.


Executive Officer Compensation

         The following table sets forth the compensation we paid to our Chief Executive Officer during the fiscal years ended December 31, 2005 and 2004 and to our Vice President/Corporate Controller during the fiscal year ended December 31, 2005. No other executive officer had total annual salary and bonus for the fiscal years ended December 31, 2005 or 2004 exceeding $100,000, nor did any executive officer receive any remuneration for the fiscal year ended December 31, 2003. For the purpose of this prospectus, the officers listed in the table below are referred to as the "Named Executive Officers."

                           Summary Compensation Table

                                                                    Long-Term
                                                Annual             Compensation
                                             Compensation            Awards
                                          ------------------   -----------------
                                          Salary       Bonus        Restricted
    Name and Principal         Year        ($)           ($)        Stock Awards
    ------------------         ----        ---           ---        ------------

Jimmy D. Wright                2004     $25,000(1)        0              -
Chief Executive Officer        2005      $150,000         0              -

Sean J. Austin                 2005     $92,167(2)      $20,000(3)   $80,000(4)
Vice President/Corporate
  Controller

-------------------
(1) Payment of salary began on November 1, 2004.
(2) Employment began in May 2005.
(3) Represents 5,000 shares granted as an employment sign-on bonus and valued at $4.00 per share based on the closing price of our stock just prior to the date of grant.
(4) Represents 20,000 restricted shares valued at $4.00 per share based on the closing price of our stock on the date of grant, 10,000 of which have not vested. Based on the $3.99 value per share of our common stock at the close of our last fiscal year, the value of Mr. Austin's 20,000 restricted shares was $79,800 on December 31, 2005.

Stock Option/SAR Grants

         During the fiscal year ended December 31, 2005, we did not grant any stock options or stock appreciation rights to any Named Executive Officer.

Option/SAR Exercises and Option/SAR Values

         None of our Named Executive Officers holds any stock options or stock appreciation rights.

Compensation Agreements with Key Personnel

         We have a two-year employment agreement with Douglas G. Manner, our Chief Executive Officer, that became effective on January 1, 2006 and may be terminated before January 1, 2008 upon a change of control of the company. The agreement provides for an annual salary of $175,000 and a sign-on bonus payable in our shares, the number of which, up to a maximum of 225,000 shares (and subject to vesting by thirds), equals 150% of the number of our shares that he purchased from us in cash before June 1, 2006. Mr. Manner timely purchased 150,000 shares and, accordingly, one-third or 75,000 of the bonus shares immediately vested, and, provided he is then employed by us, one-third or 75,000 of the bonus shares are deemed restricted shares and shall vest on each of the first and second anniversaries of his employment agreement, except that if a change of control of the company occurs, all of the restricted bonus shares shall immediately vest. The agreement also provides for grants of incentive shares in increments of 100,000 shares of our common stock (for a total of 600,000 shares) each time that the 30-day trailing average of our stock's closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the first time. If a change of control of the company occurs, Mr. Manner's right to all of the remaining incentive shares shall immediately vest. Provided he meets eligibility criteria, Mr. Manner may also participate in any employee benefit plans that we have or later establish for our employees.

         We pay Jimmy D. Wright, our President and Chief Operating Officer, an annual salary of $175,000. This salary may be changed at any time and for any reason by our Board of Directors. Mr. Wright is not subject to a written employment agreement.

         We have an employment agreement, effective as of May 4, 2005, with Sean
J. Austin, our Chief Financial Officer, that does not have a stated term. His agreement provides for an annual salary of $160,000, subject to annual review, and a grant of 25,000 shares of our common stock, 5,000 of which vested on signing, 10,000 of which vested on May 4, 2006 and 10,000 of which are deemed restricted shares and shall vest on May 4, 2007 if he is then employed by us. The agreement also provides for grants of incentive shares in increments of 20,000 shares of our common stock (for a total of 120,000 shares) each time that the 30-day trailing average of our common stock's closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the first time. If a change of control of the company occurs, Mr. Austin's right to all of the remaining incentive shares shall immediately vest. Provided he meets eligibility criteria, Mr. Austin may also participate in any employee benefit plans that we have or later establish for our employees.

         On August 23, 2006, we entered into a two-year employment agreement with Craig S. Glick, our Executive Vice President and General Counsel, which may be terminated earlier by him upon a change of control of the company. The agreement provides for an annual salary of $175,000 and entitles him to purchase 25,000 of our shares at $3.00 per share if we cannot agree on another price. If Mr. Glick purchases the 25,000 shares, he then becomes entitled to a sign-on bonus of 225,000 shares, one-third or 75,000 of the bonus shares vest immediately, and, provided he is then employed by us, one-third or 75,000 of the bonus shares are deemed restricted shares and will vest on each of the first and second anniversaries of his employment, and all of which vest upon a change of control. The agreement also provides for grants of incentive shares in increments of 87,500 shares of our common stock (for a total of 525,000 shares) each time that the 30-day trailing average of our stock's closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the
first time. If a change of control of the company occurs, Mr. Glick's right to all of the remaining incentive shares shall immediately vest. Provided he meets eligibility criteria, Mr. Glick may also participate in any employee benefit plans that we have or later establish for our employees.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of August 31, 2006, the number of shares of our common stock beneficially owned by (i) each director and each executive officer; (ii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock; and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of August 31, 2006 are treated as outstanding only for determination of the amount and percent owned by such group or person. Unless otherwise indicated, the address for each person named in the table is care of our company, 3131 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219.

                                                              Shares of
                                                             Common Stock
                                                          Beneficially Owned
                                                         Prior to This Offering
                                                         ----------------------
          Name and Address of Beneficial Owner          Number        Percent
          ------------------------------------          ------        -------

          Directors and Executive Officers
          --------------------------------

          Jimmy D. Wright                              3,435,693(1)       15.8%
          Keith D. Spickelmier                         2,650,760 (2)      12.2%
          Douglas G. Manner                              437,666           2.0%
          John T. Raymond                                 65,316           *
          Herbert C. Williamson                           15,316           *
          Craig S. Glick                                  42,666           *
          Sean J. Austin                                  54,972           *
          All directors and executive officers
             as a group (7 persons)                    6,702,389 (3)      30.5%

          Non-management 5% Stockholders
          ------------------------------

          Wellington Management Company, LLP           3,973,480(4)       18.5%
          Westside Resources, L.P.                     3,435,693(5)       15.8%
          Spindrift Investors (Bermuda) L.P.           1,617,580(6)        7.5%
          Spindrift Partners, L.P.                     1,377,200(7)        6.4%
          Dynamis Advisors, LLC                        1,648,480(8)        7.7%
          Dynamis Fund, LP                             1,364,921(8)        6.4%
          ---------------------------------------

           * Represents less than one percent.
         (1) Represents shares held by Westside Resources, L.P., which is controlled by Mr. Wright who has sole voting and investment power over these shares.
         (2) Includes 2,384,368 shares held directly and 266,392 shares underlying currently exercisable warrants. Excludes 95,000 shares held by his wife and 46,000 shares held by two family trusts as to which Mr. Spickelmier disclaims ownership.
         (3) Includes 520,000 shares underlying currently exercisable warrants.
         (4) Wellington Management, LLC, or WML, in its capacity as investment adviser to Spindrift Partners, L.P., Spindrift Investors (Bermuda) L.P. and Wellington Trust Company, NA may be deemed to beneficially own an aggregate of 3,973,480 shares, which are held of record by such clients. The address for WML is 75 State Street, Boston, Massachusetts 02109.
         (5) Includes 3,182,085 shares held directly and indirectly and 253,608 shares underlying currently exercisable warrants. Jimmy D. Wright has sole voting and investment power over these shares.
         (6) Wellington Hedge Management, LLC, or WHML, is the sole general partner of Spindrift Partners, L.P. and Wellington Hedge Management, Inc., or WHMI, is the managing member of WHML. Each of WHML and WHMI share voting and dispositive power over the shares held by Spindrift Partners, L.P. The address for each of Spindrift Partners, L.P., WHML, and WHMI is c/o Wellington Management, LLC, 75 State Street, Boston, Massachusetts 02109.
         (7) Wellington Global Holdings, Ltd. is the investment general partner of Spindrift Investors (Bermuda) L.P., and has the power to vote and dispose of the shares held by Spindrift Investors (Bermuda) L.P. The address for each of Spindrift Investors (Bermuda) L.P. and Wellington Global Holdings, Ltd. is c/o Wellington Management, LLC, 75 State Street, Boston, Massachusetts 02109.
         (8) Dynamis Advisors, LLC is the general partner of Dynamis Fund, LP and thus has voting power and shared investment power over the 1,364,921shares owned by Dynamis Fund, LP. Dynamis Advisors, LLC is also the investment advisor of Dynamis Energy Fund Ltd and thus has voting power and shared investment power over the 283,559 shares owned by Dynamis Energy Fund Ltd. The Company has been advised that Alex Bocock, Frederic Bocock and John H. Bocock have shared voting power and shared investment power over these shares. The address for each of Dynamis Advisors, LLC and Dynamis Fund, LP is 310 Fourth Street NE, Suite 101, Charlottesville, Virginia 22902. .

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Between September 2004 and October 2004, we issued five unsecured convertible promissory notes with an aggregate original principal amount of $400,000, convertible at $2.00 per share and bearing interest at 10% per year, to Westside Resources, L.P. (formerly known as Westside Energy, L.P.), which is wholly-owned by Jimmy D. Wright, a Director and our President and Chief Operating Officer, and Keith D. Spickelmier, Chairman of our Board of Directors. The notes have been paid in full.

         In January 2006, we sold 3,278,000 shares of our common stock at a price of $3.15 per share to 27 investors. One investor was the wife of Mr. Spickelmier, who acquired 95,000 shares for $299,250, and two of the investors were trusts for the benefit of his wife's sons, which together acquired 46,000 shares for $144,900.

         In May 2006, we sold 150,000 shares of our common stock at $3.15 per share to Douglas G. Manner, a Director and our Chief Executive Officer, and 29,972 shares at $3.15 per share to Sean J. Austin, our Chief Financial Officer.

         In June 2006, each of Mr. Spickelmier and Westside Resources, L.P. exercised warrants to purchase 37,500 shares of our common stock at a per share price of $2.50.


                          DESCRIPTION OF CAPITAL STOCK


Common Stock

         We are authorized to issue 50,000,000 shares of common stock, $0.01 par value per share. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available. In the event of a liquidation or dissolution of Westside, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, subscription, conversion or redemption rights.


Preferred Stock

         We are authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, we have not issued any shares of preferred stock.

         Under our Restated Articles of Incorporation, our Board of Directors has authority, without stockholder approval, from time to time to divide the preferred stock into series, to designate each series, to issue shares of any series and to determine separately for each series any of the following relative rights, privileges and preferences:

        o preference in payment or distribution of cash or assets over holders of junior securities, including common stock on any dissolution, liquidation or winding up;

        o the rate of dividends and whether cumulative or entitled to a payment preference over holders of junior securities, including common stock;

        o the price at and terms on which shares may be redeemed or purchased and provisions for any related sinking fund;

        o the amount payable on the shares upon a voluntary or involuntary liquidation;

        o the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with conversion rights; and

        o voting rights, including rights to control certain corporate actions irrespective of the votes of holders of junior securities, including common stock.

         Holders of preferred stock will not have preemptive rights to acquire any additional securities issued by us. Once a series of preferred stock has been designated, its relative rights, privileges and preferences may not be modified adversely except by vote of the requisite percentage of the holders of such series. See "Risk Factors."


Nevada Legislation

         We are subject to the provisions of Sections 78.411 et seq. of the Nevada corporation law statute that, in general, prohibit a publicly held Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation's board of directors and/or stockholders in a prescribed manner, or the person owns at least 85% of the corporation's outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 10% or more of the corporation's voting stock. A Nevada corporation may in its articles of incorporation or bylaws "opt out" from the application of Section 78.411 et seq. We have not "opted out" from the application of this section.

                              SELLING STOCKHOLDERS

                  The table set forth below contains certain information as of September 26, 2006 pertaining to the beneficial ownership of Common Stock by the Selling Stockholders and the shares covered by this prospectus. Except as otherwise noted in footnotes (30) through (35), all of the shares covered by this prospectus and included in the table set forth below were issued in one of the three offerings described below (the "Three Offerings"). The issuances of the common stock in each of the Three Offerings are claimed to be exempt pursuant to Rule 506 of Regulation D under the Securities Act of 1933 (the "Act"). No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act. The following is a brief description of each of the Three Offerings:

                  a. The Company's private placement completed on or about November 2, 2004 (the "November 2, 2004 Placement") to a total of 48 investors of an aggregate of 10,000,000 shares of the Company's common stock at a price of $2.00 per share (a single asterisk ["*"] in the column captioned "Number of Shares Being Offered Pursuant to this Prospectus" in the table below indicates shares issued in the November 2, 2004 Placement);

                  b. The Company's private placement completed on or about January 9, 2006 to a total of 27 investors of an aggregate of 3,278,000 shares of the Company's common stock at a price of $3.15 per share (the "January 9, 2006 Placement;" a double asterisk ["**"] in the column captioned "Number of Shares Being Offered Pursuant to this Prospectus" in the table below indicates shares issued in the January 9, 2006 Placement); and

                  c. The Company's issuance of shares of the Company's common stock, at a price of $2.50 per share, upon exercises of warrants (the "Warrant Exercises") comprising a part of an aggregate of 385,500 units offered during the quarter ended June 30, 2004 in a private placement to a total of 17 investors (the "Unit Offering") (a triple asterisk ["***"] in the column captioned "Number of Shares Being Offered Pursuant to this Prospectus" in the table below indicates shares issued in connection with the Warrant Exercises).

                                                Number of Shares
                                                Being Offered    Beneficial
Selling                    Beneficial Ownership Pursuant to      Ownership
Stockholder                Prior to Offering    this Prospectus  After Offering
-----------                -------------------  ---------------  --------------

Westside Resources, LP         3,435,693(1)       3,435,693(1)        -0-

Keith D. Spickelmier           2,650,760(2)       2,650,760(2)        -0-

Spindrift Partners, LP         1,376,200(3)       1,376,200(3)        -0-

Spindrift Investors            1,616,480(3)       1,616,480(3)        -0-
  (Bermuda) L.P.

WTC-CTF Energy Portfolio         869,400(3)         869,400(3)        -0-
  (nominee name: Landware & Co.)

WTC-CIF Energy Portfolio         109,300(3)         109,300(3)        -0-
  (nominee name: Finwell & Co.)

                                                Number of Shares
                                                Being Offered    Beneficial
Selling                    Beneficial Ownership Pursuant to      Ownership
Stockholder                Prior to Offering    this Prospectus  After Offering
-----------                -------------------  ---------------  --------------

North Sound Legacy
Institutional Fund LLC           209,400(4)         209,400*          -0-

North Sound Legacy Fund, LLC      18,500(4)          18,500*          -0-

North Sound Legacy
International Ltd.               527,100(4)         527,100*          -0-

Virtus Capital, L.P.             230,000(5)         114,200(5)     115,800

Dynamis Fund, LP               1,364,921(6)         395,000(6)     969,921(6)

Barton L. Duckworth               50,092             25,000(7)      25,092

Lavery Investments Ltd.           62,500             37,500(8)      25,000

ASF Canadian Resources Fund      103,400(9)         103,400*          -0-

GWL Canadian Resources Fund       25,000(9)          25,000*          -0-

London Life Resources Fund        12,500(9)          12,500*          -0-

Spring Street Partners, LP       135,000(10)        135,000(10)       -0-

Michael H. McConnell             149,000(11)         14,000*          -0-

Allsion Keeley                     8,000(12)          8,000*          -0-

Rainbow Investment Company        47,500(13)         22,500(13)     25,000

G.B. Barnett                      30,000             30,000(14)       -0-

Lorie Gordon                      12,500             12,500*          -0-

Michelle Hijazi                    7,000              7,000*          -0-

Atif Khan                         50,000             50,000*          -0-

Mary Sponsel Stein                 7,000              7,000*          -0-

Sheerin McConnell                  5,000              5,000*          -0-

Gary R. Peterson                  15,000             15,000*          -0-

Christopher M. Katz               25,000             25,000*          -0-

William C. O'Malley and
Jane L. O'Malley                 325,000            325,000*          -0-

John T. Raymond                   65,316             50,000*        15,316

Corbin J. Robertson III           37,500             37,500*          -0-

Dynamis Energy Fund Ltd          283,559(15)         13,000**      270,559(15)

Craig S. Glick                    42,666             30,000**       12,666

JVL Global Energy, (OP), LP      445,770(16)        348,320**       97,450

                                                Number of Shares
                                                Being Offered    Beneficial
Selling                    Beneficial Ownership Pursuant to      Ownership
Stockholder                Prior to Offering    this Prospectus  After Offering
-----------                -------------------  ---------------  --------------

JVL Global Energy LP             249,730(16)        195,930**       53,800

Navitas Fund, LP                 143,000(16)         84,750**       58,250

Touradji Global Resources
  Master Fund, Ltd.              483,000(17)        483,000**         -0-

Pemigewasset Partners LP         100,000(18)        100,000**         -0-

Pemigewasset Offshore, Ltd        20,000(18)         20,000**         -0-

RWM Partnership No. 1, Ltd.      175,000(19)        125,000(19)     50,000

Sara Paschall Dodd               155,300(20)         95,000**         -0-

George H. Dodd -
  1995 Paschall Family Trust      30,150(21)         30,150(21)       -0-

Henry F. Dodd -
  1995 Paschall Family Trust      30,150(21)         30,150(21)       -0-

James C. Musselman                25,000             25,000**         -0-

Don Sanders                      185,000(22)         75,000**         -0-

Sanders Opportunity Fund, LP      25,982(23)         25,982**         -0-

Sanders Opportunity
  Fund, (Inst) LP                 84,018(23)         84,018**         -0-

Don Weir &
  Julie E. Weir JT TIC           100,000(24)         25,000**         -0-

Sanders 1998 Children's Trust     75,000(25)         75,000**         -0-

John H. Malanga &
  Jodi F. Malanga JT TIC           5,000(26)          5,000**         -0-

Laurie Litherland-Dotter          15,000              5,000***      10,000

Bruce M. Feichtinger              22,500              7,500***      15,000

James  P. & Sharon S. Wilson     150,000             50,000***     100,000

JCE/CBI Ltd.                      50,000(27)         50,000***        -0-

Robert Ittner                     37,500             12,500***      25,000

George Alcorn Jr.                 12,500(28)         10,000***       2,500

Steven J. Gibson                  40,000             40,000(29)       -0-

Dolphin Ventures, LLC            105,000            105,000(30)       -0-

Joseph F. Montle                  11,000             11,000(31)       -0-

Catherine I. McCauley            105,000            105,000(32)       -0-

                                                Number of Shares
                                                Being Offered    Beneficial
Selling                    Beneficial Ownership Pursuant to      Ownership
Stockholder                Prior to Offering    this Prospectus  After Offering
-----------                -------------------  ---------------  --------------

Sterne, Agee & Leach, Inc.       300,000(33)        300,000(33)       -0-

Douglas G. Manner                437,666            425,000(34)     12,666

Sean J. Austin                    54,972             29,972(35)     25,000

         (1) Includes 3,182,085 shares held directly and 253,608 shares that may be purchased pursuant to warrants that are currently exercisable. Of the shares owned outright, 700,000 were acquired in exchange for an assignment of the Company's initial oil and gas interests, while the remaining 2,482,085 shares were acquired from the Company for cash in private transactions. All of the warrants were acquired from the Company in private transactions in connection with equity or other debt investments in the Company. Jimmy D. Wright has sole voting power and sole investment power over these shares. Because Mr. Wright was a director and the Company's Chief Executive Officer at the time of these issuances, the issuances of these shares are claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Section 4(2) of the Securities Act of 1933 (the "Act").
         (2) Includes 2,384,368 shares held directly and 266,392 shares that may be purchased pursuant to warrants that are currently exercisable. Of the shares owned outright, 551,453 shares were acquired from Bering Partners No. 2, LLC upon that entity's distribution of all of its assets, while the remaining 1,832,915 shares were acquired from the Company for cash in private transactions. All of the warrants were acquired from the Company in private transactions in connection with equity or other debt investments in the Company. Because Mr. Spickelmier was a director and the Company's Chairman of the Board at the time of these issuances, the issuances of these shares are claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Section 4(2) of the Act. Does not include 95,000 shares held by Mr. Spickelmier's spouse, and 60,300 shares held by two family trusts. Mr. Spickelmier disclaims ownership of the shares held by his spouse and the family trusts.
         (3) All of these shares were issued either in the November 2, 2004 Placement or the January 9, 2006 Placement. Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.
         (4) The Company has been advised that Thomas E. McAuley has sole voting power and sole investment power over these shares.
         (5) Of these securities, 14,200 shares were issued in the November 2, 2004 Placement, while 100,000 shares were issued in the January 9, 2006 Placement. The Company has been advised that Steven Gidumal and Vince Rossi have shared voting power and shared investment power over these shares.
         (6) All of shares reflected in the column captioned "Number of Shares Being Offered Pursuant to this Prospectus" were issued either in the November 2, 2004 Placement or the January 9, 2006 Placement. The Company has been advised that Alex Bocock, Frederic Bocock and John H. Bocock have shared voting power and shared investment power over these shares. Frederic Bocock has indicated that he is a one-third owner of Dynamis Advisors (the General Partner of this selling stockholder), and that he is an employee of Scott Stringfellow, a registered broker-dealer based in Richmond Virginia. However, this selling stockholder is not a registered broker-dealer and does not believe that it is an affiliate of a registered broker-dealer. The 969,921shares beneficially owned after the offering represents approximately 4.4% of the Company's shares expected to be outstanding after the completion of the offering.
         (7) Of these securities, 17,500 shares were issued in the November 2, 2004 Placement, while 7,500 were issued in connection with the Warrant Exercises.
         (8) Of these securities, 25,000 were issued in the November 2, 2004 Placement, while 12,500 were issued in connection with the Warrant Exercises. The Company has been advised that T. Pat Harrison has sole voting power and sole investment power over these shares.
         (9) The Company has been advised that Charles Oliver has sole voting power and sole investment power over these shares.

         (10) All of these shares were issued either in the November 2, 2004 Placement, in the January 9, 2006 Placement, in the Unit Offering, or in connection with the Warrant Exercises. The Company has been advised that Michael McConnell and Scott E. Johnson have shared voting power and shared investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. McConnell.
         (11) Includes 14,000 shares owned outright, and 135,000 shares also beneficially owned by Spring Street Partners, LP, an entity over whose shares Mr. McConnell has shared voting power and shared investment power. The foregoing 135,000 shares are also reflected in the table as being held by Spring Street Partners, LP. The figure in the column captioned "Beneficial Ownership After Offering" assumes the sale of all of the shares held by Spring Street Partners, LP.
         (12) Does not include any shares owned by Virtus Capital, L.P., an entity controlled by Steven Gidumal, Ms. Keeley's spouse.
         (13) Of the shares reflected in the column captioned "Number of Shares Being Offered Pursuant to this Prospectus," 10,000 were issued in the November 2, 2004 Placement, while 12,500 were issued in connection with the Warrant Exercises. The Company has been advised that Duane Herbst has sole voting power and sole investment power over these shares.
         (14) Of these securities, 15,000 shares were issued in the November 2, 2004 Placement, while 15,000 were issued in the January 9, 2006 Placement.
         (15) The Company has been advised that Alex Bocock, Frederic Bocock and John H. Bocock have shared voting power and shared investment power over these shares. Frederic Bocock has indicated that he is a one-third owner of Dynamis Advisors (the General Partner of this selling stockholder), and that he is an employee of Scott Stringfellow, a registered broker-dealer based in Richmond Virginia. However, this selling stockholder is not a registered broker-dealer and does not believe that it is an affiliate of a registered broker-dealer. The 270,559 shares beneficially owned after the offering represents approximately 1.2% of the Company's shares expected to be outstanding after the completion of the offering.
         (16) The Company believes that John V. Lovoi has sole voting power and sole investment power over these shares.
         (17) The Company has been advised that Paul Touradji has sole voting power and sole investment power over these shares.
         (18) The Company has been advised that James B. Vose has sole voting power and sole investment power over these shares.
         (19) All of these shares were issued either in the November 2, 2004 Placement, in the January 9, 2006 Placement, or in connection with the Warrant Exercises. The Company has been advised that Richard Warren Mithoff has sole voting power and sole investment power over these shares.
         (20) Includes 60,300 shares held by the George H. Dodd - 1995 Paschall Family Trust and the Henry F. Dodd - 1995 Paschall Family Trust, two trusts for which Ms. Dodd serves as trustee. These shares are also included in the table in the figure of shares beneficially owned by such trusts in the column captioned "Beneficial Ownership Prior to Offering," but not in the column captioned "Number of Shares Being Offered Pursuant to this Prospectus." Does not include any shares owned by Keith D. Spickelmier, Ms. Dodd's spouse. The figure in the column captioned "Beneficial Ownership After Offering" assumes the sale of all of the shares held by the two trusts for which Ms. Dodd serves as trustee.
         (21) Of these securities, 7,150 were acquired in a private secondary transaction, while 23,000 were issued in the January 9, 2006 Placement. These shares are also included in the table with respect to Sara Pashall Dodd in the column captioned "Beneficial Ownership Prior to Offering," but not in the column captioned "Number of Shares Being Offered Pursuant to this Prospectus."
         (22) Includes 75,000 shares held outright, and 25,982 shares held by Sanders Opportunity Fund, LP and 84,018 shares held by Sanders Opportunity Fund, (Inst) LP, entities whose shares over which Mr. Sanders has sole voting power and sole investment power. The 25,982 shares and 84,018 shares, respectively, are also included in the table in the figure of shares beneficially owned by Sanders Opportunity Fund, LP and Sanders Opportunity Fund, (Inst) LP. The figure in the column captioned "Beneficial Ownership After Offering" assumes the sale of all of the shares held by the two foregoing Funds. Mr. Sanders has represented to the Company that he is an affiliate of a registered broker-dealer, that he acquired the shares being registered in the ordinary course of business, and that (at the time of the acquisition of these shares) there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.
         (23) The Company has been advised that Don Sanders has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. Sanders in the column captioned "Beneficial Ownership Prior to Offering," but not in the column captioned "Number of Shares Being Offered Pursuant to this Prospectus."

         (24) Includes 75,000 shares held by Sanders 1998 Children's Trust, a trust for which Mr. Weir serves as trustee. These shares are also included in the table in the figure of shares beneficially owned by such trust. The figure in the column captioned "Beneficial Ownership After Offering" assumes the sale of all of the shares held by the trust for which Mr. Weir serves as trustee. Mr. Weir has represented to the Company that he is an affiliate of a registered broker-dealer, that he acquired the shares being registered in the ordinary course of business, and that (at the time of the acquisition of these shares) there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.
         (25) These shares are also included in the table in the figure of shares beneficially owned by Don & Julie Weir.
         (26) Mr. Malanga has represented to the Company that he is an affiliate of a registered broker-dealer, that he acquired the shares being registered in the ordinary course of business, and that (at the time of the acquisition of these shares) there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.
         (27) The Company has been advised that Andrew Echols, Hugh Echols and John Echols have shared voting power and shared investment power over these shares.
         (28) Includes 2,500 shares held by ALCORN Interests, Inc. over which shares Mr. Alcorn has sole voting power and sole investment power.
         (29) All of these shares were issued either in the Unit Offering or in connection with the Warrant Exercises.
         (30) Includes 5,000 shares owned outright and 100,000 shares that may be purchased pursuant to warrants that are currently exercisable. Of these securities, all of the shares owned outright were issued to this selling stockholder as a loan procurement fee. The issuances of the common stock and the warrants are claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to one accredited investor, and subsequent transfers were restricted in accordance with the requirements of the Act. Warrants to purchase 60,000 shares were issued in consideration of a loan to the Company. The issuances of the warrants to purchase 60,000 shares are claimed to be exempt, and the issuances of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to five accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act. Warrants to purchase 40,000 shares were acquired in a private secondary transaction. The Company has been advised that Paul Montle has sole voting power and sole investment power over these shares.
         (31) All of these shares were issued pursuant to the exercise of warrants issued in consideration of a loan to the Company. The issuance of these shares is claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to five accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.
         (32) All of these shares were issued either in the Unit Offering, in connection with the Warrant Exercises, or pursuant to the exercise of warrants issued in consideration of a loan to the Company. The issuance of the shares pursuant to the exercise of warrants issued in consideration of a loan to the Company is claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to five accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.
         (33) Includes 300,000 shares that may be purchased pursuant to warrants that are currently exercisable. These warrants were issued to the selling stockholder for services provided in connection with the November 2, 2004 private placement. The issuance of the warrants is claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to one accredited investor, and subsequent transfers were restricted in accordance with the requirements of the Act. This selling stockholder is a registered broker-dealer, whose Board of Directors has sole voting power and sole investment power over these shares.
         (34) Of these shares, 50,000 were issued in the November 2, 2004 Placement, 150,000 were sold to Mr. Manner at a price of $3.15 per share during May 2006, and the remaining 225,000 of these shares were issued to Mr. Manner during May 2006 as incentive compensation. Because Mr. Manner serves as a director of the Company and as the Company's Chief Executive Officer, the issuances of these shares are claimed to be exempt pursuant to Section 4(2) of the Securities Act of 1933.
         (35) During May 2006, the Company sold these shares to Mr. Austin at a price of $3.15 per share. Because Mr. Austin serves as the Company's Chief Financial Officer, Vice President and Corporate Controller, the sale of these shares is claimed to be exempt pursuant to Section 4(2) of the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

         Each Selling Stockholder (the "Selling Stockholders") of our common stock and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o        privately negotiated transactions;

        o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

        o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

        o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

        o        a combination of any such methods of sale; or

        o        any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The Selling Stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. Of the selling stockholders, Sterne, Agee & Leach, Inc. is a registered broker-dealer. As such, this selling stockholder is an "underwriter" within the meaning of Section 2(11) of the Securities Act with respect to the shares offered by it pursuant to this prospectus.

         The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).



                                     EXPERTS

      The financial statements of Westside Energy containing the Balance Sheet as of December 31, 2005, the Statements of Operations for the years ended December 31, 2005 and 2004, the Statements of Changes in Stockholders' Equity for the years ended December 31, 2005 and 2004 and the Statements of Cash Flows for the years ended December 31, 2005 and 2004, and the combined financial statements of EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. containing the Combined Balance Sheet as of December 31, 2005, the Combined Statements of Operations and Partners' Equity for the year ended December 31, 2005 and the period from March 18, 2004 (inception) to December 31, 2004, the Combined Statements of Cash Flows for the year ended December 31, 2005 and the period from March 18, 2004 (inception) to December 31, 2004, appearing in this prospectus have been audited by Malone & Bailey, PC, a registered independent public accounting firm, as set forth in their reports thereon appearing in this prospectus, and are included in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

      The estimated reserve evaluations and related calculations of LaRoche Petroleum Consultants, Ltd., an independent petroleum consulting firm, included and incorporated by reference in this prospectus have been included in this prospectus in reliance on the authority of said firm as experts in petroleum engineering.



                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the SEC's Internet website at http://www.sec.gov. We also make available on our website our periodic reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.westsideenergy.com.

         We have filed a Registration Statement under the Securities Act of 1933, as amended, with the SEC covering the common stock to be offered by the Selling Stockholders. As permitted by the rules and regulations of the SEC, this prospectus does not contain all information set forth in the Registration Statement and exhibits thereto, all of which are available for inspection as set forth above. Statements contained in this document relating to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of that contract or other document filed as an exhibit to the Registration Statement or other document, each statement of this type is qualified in all respects by that reference.

                          INDEX TO FINANCIAL STATEMENTS

Westside Energy Corporation                                             Page
--------------------------------------------------------------------------------
Annual Financial Statements
  Report of Independent Registered Public Accounting Firm                  F-1
  Balance Sheet as of December 31, 2005                                    F-2
  Statements of Operations for the years ended December 31,
     2005 and 2004                                                         F-3
  Statements of Changes in Stockholders' Equity for the
     years ended December 31, 2005 and 2004                                F-4
  Statements of Cash Flows for the years ended December
     31, 2005 and 2004                                                     F-5
  Notes to Financial Statements                                            F-7
Interim Financial Statements
  Consolidated Balance Sheet as of June 30, 2006 (Unaudited)               F-22
  Consolidated Statements of Operations for the three and
      six months ended June 30, 2006 and 2005 (Unaudited)                  F-23
  Consolidated Statements of Cash Flows for the six months
      ended June 30, 2006 and 2005 (Unaudited)                             F-24
  Notes to Unaudited Consolidated Financial Statements                     F-25

EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P.

Annual Financial Statements
  Report of Independent Registered Public Accounting Firm                  F-33
  Combined Balance Sheet as of December 31, 2005                           F-34
  Combined Statements of Operations and Partners' Equity
      for the year ended December 31, 2005 and the period
      from March 18, 2004 (inception) to December 31, 2004                 F-35
  Combined Statements of Cash Flows for the year ended
      December 31, 2005 and the period from March 18, 2004
      (inception) to December 31, 2004                                     F-36
  Notes to Combined Financial Statements                                   F-37

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
   Westside Energy Corporation
   Houston, Texas

We have audited the accompanying balance sheet of Westside Energy Corporation as of December 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of Westside's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westside Energy Corporation, as of December 31, 2005, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.


MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

March 15, 2006

                           WESTSIDE ENERGY CORPORATION
                                  BALANCE SHEET
                                December 31, 2005


ASSETS

Current Assets
  Cash                                                            $   604,411
  Certificate of deposit and escrow account                            27,693
  Marketable securities                                             1,050,000
  Accounts receivable                                                 492,349
  Prepaid assets                                                        1,770
  Deferred acquisition charges                                        289,367
                                                                  -----------
Total current assets                                                2,465,590

Oil & gas properties, using successful efforts accounting
  Proved properties                                                 8,513,598
  Unproved properties                                               4,282,036
  Accumulated depreciation, depletion,
    amortization & impairment                                      (1,293,895)
                                                                  -----------
Net oil & gas properties                                           11,501,739

Loan receivable from EBS                                            4,100,000

Office furniture & equipment, net of
      accumulated depreciation of $53,129                                   -
                                                                  -----------
TOTAL ASSETS                                                     $ 18,067,329
                                                                  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities-accounts payable and
  accrued expenses                                              $    529,446
Non-current liabilities-asset
  retirement obligations                                              27,880
                                                                 -----------
TOTAL LIABILITIES                                                    557,326
                                                                 -----------
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 10,000,000 shares
  authorized, none issued and outstanding                                  -
Common stock, $.01 par value, 50,000,000 shares
  authorized, 17,376,745 shares issued and outstanding               173,767
Additional paid in capital                                        22,913,214
Accumulated deficit                                               (5,400,666)
Deferred compensation                                               (176,312)
                                                                 -----------
TOTAL STOCKHOLDERS' EQUITY                                        17,510,003
                                                                 -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 18,067,329
                                                                 ===========


                       See notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 2005 and 2004



                                      2005                               2004
                                  ----------                          ---------
Revenues
  Oil and gas sales              $   595,657                         $  116,137
                                   ---------                          ---------
Total Revenues                       595,657                            116,137

Expenses
  Production                         108,227                                  -
  Exploration                        360,170                                  -
  General and administrative       1,782,184                            745,955
  Depreciation, depletion,
    and amortization                 344,797                             97,965
  Impairment                         636,278                            268,962
                                  ----------                          ---------
Total Expenses                     3,231,656                          1,112,882
                                  ----------                          ---------
Loss from Operations              (2,635,999)                          (996,745)

Other Income (Expense)
   Interest income                   359,490                             50,704
   Interest expense                   (2,070)                          (141,983)
   Other income                            -                             51,265
   Gain (loss) on marketable
     securities                          (98)                                 -
   Gain (loss) on sale of oil
     and gas properties              339,355                                  -
                                  ----------                          ---------
Total Other Income (Expense)         696,677                            (40,014)
                                  ----------                        -----------
     NET LOSS                   $ (1,939,322)                       $(1,036,759)
                                 ===========                        ===========

Basic and diluted loss
    per common share            $      (0.11)                       $     (0.18)
Weighted average common
    shares outstanding            17,273,205                          5,607,215




                       See notes to financial statements.


                                                WESTSIDE ENERGY CORPORATION
                                         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                            Years Ended December 31, 2004 and 2005

                                       Common Stock           Additional
                                                Par           Paid In    Accumulated     Deferred
                                   Shares      Value          Capital      Deficit     Compensation    Totals
                                  -------     ------         --------    ---------     -----------    -------

Balances at December 31, 2003     1,157,831   $ 11,578     $  2,344,411   $(2,424,585)    $      -     $ (68,596)

Imputed Interest                                                  1,220                                    1,220
Discount on notes payable                                       119,051                                  119,051
Stock issued for cash            14,851,000    148,510       19,220,980                               19,369,490
Stock issued for properties         700,000      7,000           13,619                                   20,619
Stock issued for fundraising         10,000        100             (100)                                       -
Stock issued for property costs      30,000        300           43,200                                   43,500
Stock issued for services           149,500      1,495          232,780                                  234,275
Stock issued for debt               150,000      1,500          298,500                                  300,000
Net Loss                                                                   (1,036,759)                (1,036,759)
                                ------------  ---------      -----------  ------------   ---------   -----------
Balances at December 31, 2004    17,048,331    170,483       22,273,661    (3,461,344)           -    18,982,800

Stock issued for warrants
  exercised                         218,000      2,180          222,820                                  225,000
Prior fundraising costs                                          (2,121)                                  (2,121)
Stock issued for services            33,972        340          128,138                                  128,478
Deferred compensation                76,442        764          290,716                   (291,480)            -
Amortization of deferred
  compensation                                                                             115,168       115,168
Net loss                                                                   (1,939,322)                (1,939,322)
                                ------------  --------       -----------   -----------   ---------   -----------
Balances at December 31, 2005    17,376,745  $ 173,767     $ 22,913,214   $(5,400,666)   $(176,312)  $17,510,003
                                ============  ========       ===========   ===========   =========   ===========




                       See notes to financial statements.
                                      F-4

                           WESTSIDE ENERGY CORPORATION
                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 2005 and 2004

                                                     2005               2004
                                                  ---------          ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                      $(1,939,322)       $(1,036,759)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Stock-based compensation                        243,646            234,275
    Impairment                                      636,278            268,962
    Depreciation, depletion and amortization        344,797             97,965
    Gain on sale of properties                     (339,355)                 -
    Loss on marketable securities                        98                  -
    Imputed interest                                      -              1,220
    Amortization of discount on note payable              -            119,051
    Changes in:
      Accounts receivable                          (377,414)          (114,934)
      Prepaid assets and other                       28,505            (30,468)
      Deferred acquisition charges                 (289,367)                 -
      Accounts payable and accrued expenses         111,924             79,939
                                                 ----------         ----------
NET CASH USED IN OPERATING ACTIVITIES            (1,580,210)          (380,749)
                                                 ----------         ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of marketable securities              (3,575,000)                 -
  Proceeds from sale of marketable securities     2,524,902                  -
  Purchase of certificate of deposit
    and escrow account                              (27,500)                 -
  Purchase of office equipment                      (27,220)            (25,909)
  Loan Receivable - EBS                          (4,100,000)                  -
  Capital expenditures for oil and gas
    properties                                   (9,277,131)         (3,249,809)
  Proceeds from sale of properties                  448,000                   -
                                                 ----------          ----------
NET CASH USED IN INVESTING ACTIVITIES           (14,033,949)         (3,275,718)
                                                 ----------          ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes issued to related parties           -             810,000
  Proceeds from notes payable                             -             300,000
  Payments on advances from shareholder                   -             (17,720)
  Payments on notes to related parties                    -            (810,000)
  Payments for fundraising                           (2,121)                  -
  Proceeds from sale of common stock                225,000          19,369,490
                                                 ----------          ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES           222,879          19,651,770
                                                 ----------          ----------
NET CHANGE IN CASH                              (15,391,280)         15,995,303

CASH BALANCES
  Beginning of period                            15,995,691                 388
                                                 ----------          ----------
  End of period                                 $   604,411         $15,995,691
                                                 ==========          ==========

                           WESTSIDE ENERGY CORPORATION
                      STATEMENTS OF CASH FLOWS (Continued)
                     Years Ended December 31, 2005 and 2004

                                                    2005               2004
                                                  ---------          ---------

SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest                         $       -          $         -
  Cash paid for income taxes                             -                    -

NON-CASH TRANSACTIONS:
  Stock issued for oil and gas interests         $       -          $    64,119
  Debt converted to common stock                         -              300,000
  Asset retirement obligation incurred              20,370                6,646
  Discount on note payable                               -              119,051
  Stock issued for deferred compensation           291,480                    -
  Accrual for oil and gas property purchases       286,318                    -


                       See notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and organization

Westside Energy Corporation ("Westside") (formerly EvenTemp Corporation) was incorporated in Nevada on November 30, 1995. EvenTemp operated an auto repair and accessory business. This business ceased operating in August 1999. The name of the company was changed to Westside Energy Corporation in March 2004.

Westside is engaged primarily in the acquisition, exploration, development, production, and sales of, oil, gas and natural gas liquids. Westside sells its oil and gas products primarily to domestic natural gas pipelines and crude oil marketers.

Use of estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Westside records oil and gas revenues following the entitlement method of accounting for production, in which any excess amount received above Westside's share is treated as a liability. If less than Westside's share is received, the underproduction is recorded as an asset. Westside did not have an imbalance position in terms of volumes or values at December 31, 2005.

Oil and gas properties

Westside uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of the impairment by providing an impairment allowance. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

At December 31, 2005, Westside had four producing wells. Oil and gas revenues received by Westside were from two operators.

Seismic costs

Management considers 3-D seismic surveys over acreage with proved reserves assigned to be development activities. For development projects, the Company uses its 3-D seismic database to select drill sites, assess recompletion opportunities and production issues, quantify reservoir size and determine probable extensions and/or drainage areas for existing fields. Westside amortizes the cost of its capitalized developmental 3-D seismic survey costs using the unit-of-production method. Costs for 3-D seismic surveys over unproven acreage are defined as related to exploration activities and are expensed in the period incurred.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and certificates of deposit which mature within three months of the date of purchase.

Other property and equipment

Property and equipment are valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in other income and expense. As of December 31, 2005, all other property and equipment has been fully depreciated.

Long-lived assets

Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of the asset's carrying amount or fair value less cost to sell.

Stock-based compensation

In 2005, Westside began issuing common stock to employees as compensation. Westside records as compensation expense the fair value of such shares as calculated pursuant to Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), recognized over the related service period. Westside has no option plans for its employees. Westside accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, "Accounting for Equity Instruments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services". For expensing purposes, the value of common stock issued to non-employees and consultants is determined based on the fair value of the services received or the fair value of the equity instruments issued, whichever value is more reliably measurable.

Income taxes

Westside recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Westside provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Loss per share

Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. The per share amounts include the dilutive effect of common stock equivalents in years with net income. Westside had losses in 2005 and 2004. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

New accounting standards

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Compensation." SFAS No. 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for Westside as of the beginning of 2006. The adoption of this new accounting pronouncement is not currently expected to have a material impact on Westside's financial statements.

Westside does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

NOTE 2 - MARKETABLE SECURITIES

As of December 31, 2005, Westside's marketable securities consist of corporate bonds. The marketable securities are deemed by management to be "available-for-sale" and, accordingly, are reported at fair value, with unrealized gains and losses reported in other comprehensive income and reflected as a separate component within stockholders' equity. Realized gains and losses on securities available-for-sale are included in other income/expense and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. These marketable securities have a fair value of $1,050,000 at December 31, 2005.

NOTE 3 - LOANS TO EBS PRODUCTION

During 2005, Westside entered into an agreement with EBS Oil and Gas Partners Production Company, L.P. ("EBS Production"), a privately held entity engaged in the drilling and completion of wells on various oil and gas leases covering lands located in Cooke, Montague, and Wise Counties, Texas. Under the terms of the agreement, Westside will make available to EBS Production, on a revolving basis, funds of up to a maximum sum of $1,000,000 outstanding at any given time. The funds will be advanced to cover the costs incurred by EBS Production in connection with its acquisition of oil and gas leases. Westside will have the discretion as to whether or not to make any advances with respect to any particular leases presented by EBS Production for financing pursuant to the agreement.

During November 2005, Westside purchased from a group of private investors their rights as lenders in certain outstanding debt owed by EBS to such group. The outstanding balance of, and the purchase price paid by Westside for, the debt was $3.85 million. The debt is secured by subordinate liens on and security interests in substantially all of EBS Production's assets. The debt accrues interest at the rate of 12% per annum and will become due and payable in approximately five years.

During December 2005, Westside made an additional loan to EBS for $250,000. The documentation governing the purchased debt was amended to cover this additional loaned amount as if it was part of the original purchased debt. Accordingly, the additional loaned amount accrues interest, is secured, and matures in the same manner as the original purchased debt.

As of December 31, 2005, Westside had a total $4,100,000 due from EBS Production. In March 2006, Westside completed the acquisition of EBS (see Note
11).

NOTE 4 - ASSET RETIREMENT OBLIGATIONS

Westside recognizes the fair value of an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. For Westside, asset retirement obligations relate to the abandonment of oil and gas producing facilities. The amounts recognized are based upon numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and gas, future inflation rates and the credit-adjusted risk-free interest rate.

Westside records depreciation of the capitalized asset retirement cost and accretion of the asset retirement obligation over time. The depreciation will generally be determined on a straight line basis, while the accretion to be recognized will escalate over the life of the producing assets, typically as production declines. The following table indicates the changes to Westside's asset retirement obligations in 2005:

Balance at December 31, 2004                                   $   6,646
Liabilities incurred                                              20,370
Accretion expense                                                    864
                                                               ---------
Balance at December 31, 2005                                    $ 27,880
                                                               =========

NOTE 5 - CONCENTRATION OF CREDIT RISK

At December 31, 2005, Westside's cash in financial institutions exceeded the federally insured deposits limit by $504,411. An investment of $326,804 in a bank account, backed by collateralized mortgage obligations, is included in cash and cash equivalents at December 31, 2005. The collateral for this investment had a market value of approximately $335,431 at December 31, 2005.


NOTE 6 - COMMITMENTS AND CONTINGENCIES

Westside is not currently involved in any pending legal proceedings. In the future, Westside may become involved in various legal proceedings from time to time, either as a plaintiff or as a defendant, and either in or outside the normal course of business. Westside is not now in the position to determine when (if ever) such a legal proceeding may arise. If Westside ever becomes involved in a legal proceeding, Westside's financial condition, operations, or cash flows could be materially adversely affected, depending on the facts and circumstances relating to such proceeding.

In March 2005, Westside entered into a 38-month office lease agreement, with the first two months free, for $3,660 per month.

Westside entered into a credit agreement with EBS Oil and Gas Production Co., L.P., EBS Oil and Gas Partners Production GP, LLC, and EBS Oil and Gas Partners Operating Co., L.P. to loan up to $5,850,000. As of December 31, 2005, Westside has loaned the above mentioned entities $4,100,000.

Westside is subject to cash calls related to its various investments in oil and gas prospects. The potential cash calls are in the normal course of business for Westside's oil and gas interests. Westside will require funds in excess of its net cash flows from operations to meet its cash calls for its various interests in oil and gas prospects to explore, produce, develop, and eventually sell the underlying natural gas and oil products.

In February 2006, Westside agreed to lease a rig at a contract rate of $17,400 per day for six months. The agreement includes an option to extend for an additional six months under the same terms.

NOTE 7 - INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 are as follows:

Net operating loss                            $ 2,971,000
Less: Valuation allowance                      (2,971,000)
                                               -----------
  Total                                       $         -
                                               ===========

Westside has prior net operating loss carryforwards of approximately $8,740,000 as of December 31, 2005. These carryforwards expire in 2020 through 2025.

NOTE 8 - IMPAIRMENT OF LONG-LIVED ASSETS

Pursuant to FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, impairment losses of $636,278 and $268,962 for 2005 and 2004, respectively, have been recognized in loss from continuing operations before income taxes under the caption "Impairment". The impairment loss was determined by subtracting the carrying value from the discounted present value of the estimated future cash flows of the wells as of the end of each year.


NOTE 9 - COMMON STOCK

During 2005, 218,000 warrants were exercised for total proceeds of $225,000. Westside also issued 110,414 shares of common stock for services valued at $419,958. Of that amount, 76,442 shares valued at $291,480 were classified as deferred compensation and are expensed as earned. As of December 31, 2005, $115,168 of the $291,480 had been expensed.

During 2004, Westside had the following equity transactions:

      o Westside sold an aggregate of 4,080,000 shares of common stock to one of its directors and to an entity under the control of its other director for $.01 per share for total proceeds of $40,800.

      o Westside sold 385,500 units consisting of two shares of common stock and one warrant to purchase common stock with a per share exercise price of $2.50, for cash of $2.00 per unit for total proceeds of $771,000.

      o Westside issued 149,500 shares of common stock for services valued at $234,275. Westside issued 30,000 shares of common stock valued at $43,500 for costs related to purchasing the Oil and Gas Properties.

      o Westside completed an equity offering consisting of 10,000,000 shares of common stock with an offer price of $2.00 per share. The cash offering resulted $20,000,000 in gross proceeds. Westside's placement agent received $1,400,000 and 300,000 warrants with a purchase price of $2.00 per share and a term of 5 years.

      o A $300,000 note was converted at $2 per share in November 2004 resulting in the issuance of 150,000 shares.

NOTE 10 - WARRANTS

During 2005, no additional warrants were issued. During 2004, Westside issued warrants attached to debt, stock purchases, and for consulting services. All issuances were approved by the board of directors.

There were no warrants issued or outstanding until the year ended December 31, 2004. A summary of changes in outstanding warrants is as follows:

                                                                 Weighted
                                                                  Average
                                              Warrants         Share Price
                                            ----------        ------------
Outstanding at December 31, 2003                     -                   -

Changes during the year:
  Granted                                    1,510,500               $1.31
  Exercised                                          -                   -
  Forfeited                                          -                   -
                                            ----------        ------------
Outstanding at December 31, 2004             1,510,500                1.31

Changes during the year:
  Granted                                            -                   -
  Exercised                                   (218,000)               1.03
  Forfeited                                          -                   -
                                            ----------        ------------
Outstanding at December 31, 2005             1,292,500               $1.36
                                            ==========        ============

Warrants outstanding and exercisable as of December 31, 2005:

                                             Outstanding          Exercisable
                                          Number      Remaining     Number
               Exercise Price          of Warrants      Life       of Shares
               --------------         ------------    ---------   -----------
                  $  .50                   660,000    3.2 years      660,000
                    2.00                   300,000    3.8 years      300,000
                    2.50                   332,500     .4 years      332,500

Westside has determined, based upon a Black-Scholes model, that the fair value of the warrants on the date of grant was approximately $1,848,000, using an expected life of two to five years, volatility of 131% and a risk-free interest rate of 2.0%.

The differences in the exercise prices of the various warrants are due to the issue timing of the warrants as follows:

                                                  Exercise
      Description              Dates Issued        Price            Market Price

In connection with notes    February - April 2004   $0.50       $0.001 to $1.45
  payable
Private equity transactions   May - June 2004       $2.50       $1.25 to $3.18
Private placement memorandum   November 2004        $2.00       $3.75

The warrants issued in connection with the notes payable were recorded as a discount on the notes payable based on the relative fair value. Most of these warrants were issued on February 26, 2004 when there had been no trading activity in the common stock for several months and the market price was $0.001.

The November 2004 warrants were issued on the same date and priced at the same per share amount as the shares issued in the private placement.

NOTE 11 - SUBSEQUENT EVENTS

On January 9, 2006, Westside completed the private placement of 3,278,000 shares of its common stock at a price of $3.15 per share. The cash offering resulted in $10,325,700 in gross proceeds and approximately $9.5 million in net proceeds to the Company after deducting placement-related costs of $825,700.

During January and February 2006, Westside made additional loans to EBS totaling $1,750,000. The documentation governing the Purchased Partnership Debt was amended to cover these additional loaned amounts as if they were part of the original Purchased Partnership Debt. Accordingly, the additional loaned amount accrues interest, is secured, and matures in the same manner as the original Purchased Partnership Debt.

On March 15, 2006, Westside acquired EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS"). The acquired EBS assets consist (in part) of rights in approximately 9,837 gross acres. In addition, EBS owns an approximately one-sixth interest in Tri-County Gathering, a pipeline system (operated by Cimmarron Gathering, LLP) that is the primary transporter of gas sold by EBS in the Barnett Shale area. This pipeline is comprised of approximately 14 miles of gathering lines and three compression stations with approximately 2,500 horsepower of compression with pipeline capacity of approximately 20 million cubic feet per day.

The purchase price for the Equity Interests consisted of an initial purchase price paid at closing (the "Initial Purchase Price") and additional consideration to be paid after closing (the "Additional Consideration"). The Initial Purchase Price was set at $9,804,839, subject to certain adjustments. The adjustments included a reduction in the Initial Purchase Price for all debt owed by EBS, including (a) indebtedness in the approximate amount of $5,850,000 owed by EBS to Westside, and (b) indebtedness in the approximate amount of $1,600,000 owed by EBS to a third party paid off in March 2006 in connection with the closing of the EBS transaction. After making adjustments, Westside paid in cash at the closing approximately $151,000 to the Class B partners of EBS and an EBS payable in the amount of approximately $294,000, and Westside received a credit in the approximate amount of $1,700,000 against the future payment of the Additional Consideration discussed below. Funding for the cash paid at the closing and the retirement of the Third Party Loan was provided from Westside's available cash and by GasRock Capital LLC ("GasRock") pursuant to an Advancing Term Credit Agreement (the "Credit Agreement"). Funding for the cash portion of the Additional Consideration will be provided by GasRock pursuant to the Credit Agreement.

The amount of Additional Consideration will be based on certain EBS wells (the "CVR Wells") that were in various stages of development as of the date of the Acquisition Agreement but that did not have production sustained for a sufficient period of time to permit a third party engineering report to establish proved reserves. The amount of Additional Consideration will depend upon the amount of "Proved Reserves" (as such term is used in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress) that the CVR Wells are determined to have after the closing of the Transaction. The determination of the amount of the Additional Consideration will take place on several occasions after the closing of the Transaction.

On March 15, 2006, Westside, as borrower, entered into a $45 million three-year Advancing Term Credit Agreement (the "Credit Agreement") with GasRock Capital LLC ("GasRock"), as lender. The Credit Agreement provides the terms under which GasRock will make available to Westside a senior secured revolving credit facility in an aggregate amount of up to $45 million. Borrowings under the Credit Agreement may be used for the following purposes:

    1. Up to $9.5 million may be used for closing costs pertaining to the transaction, for approved drilling and for pipeline expansion.

    2. Up to $7.5 million may be used for the cash portion of the Additional Consideration that may become due with respect to the CVR Wells, as discussed in "Item 2.01 Completion of Acquisition or Disposition of Assets" above, provided that any amount advanced for payment of the Additional Consideration will reduce dollar-for-dollar the amount available for the uses described in purpose 4 below.

    3. Up to $1.5 million may be used in certain circumstances, for the Company's overhead.

    4. Up to an additional $34 million may be made available at later dates (subject to GasRock's approval) for additional exploitation of proved developed non-producing reserves, additional lender-approved drilling of new wells, lease acquisitions, pipeline expansion or seismic expenses.

In connection with the consummation of the transaction, Westside borrowed $5.3 million under the Credit Agreement for the payment of the cash at closing, the retirement of the Third Party Loan, the reimbursement of costs associated with previous drilling, and future developmental drilling.

GasRock's commitments under the Credit Agreement will terminate on March 14, 2009, unless terminated earlier by Westside upon repayment of all outstanding amounts or by GasRock upon an event of default. To secure Westside's obligations under the Credit Agreement, Westside granted a security interest in all of its assets in favor of GasRock. The Credit Agreement also requires hedging for a substantial portion of Westside's reserves. Amounts outstanding under the Credit Agreement will bear interest at an annual rate equal to the greater of (a) twelve percent (12.0%) or (b) the one-month London interbank offered rate (LIBOR), plus 6.50%. Eighty-five percent (85.0%) of monthly revenue from oil & gas production and commodity hedging, net of production operations related costs, will be applied to the repayment of the indebtedness under the Credit Agreement, subject to the limited ability of Westside to remit less than 85% and to retain more than 15% of monthly net revenue to cover Westside's overhead. Westside will also pay a facility fee equal to 2.0% of all advances, with the amount of such fee not paid at the time of the advance but added to the outstanding principal balance and amortized in accordance with the terms of the Credit Agreement. In consideration of GasRock providing the financing under the Credit Agreement, GasRock will receive a one percent (1.0%) overriding royalty interest (proportionately reduced to Westside's working interest) in each producing well and lease within Westside as of the date of the execution of the Credit Agreement. GasRock will also receive a one percent (1.0%) overriding royalty interest (proportionately reduced to Westside's working interest) in each producing well and lease and related unit (as defined in the Credit Agreement) acquired during the term of the Credit Agreement if Westside uses advances under the Credit Agreement to acquire same. GasRock will also receive a one and one-half percent (1.5%) overriding royalty interest (proportionately reduced to Westside's working interest) in each existing producing well and related unit (as defined in the Credit Agreement) plus future producing wells and related units developed using advances under the Credit Agreement. The Credit Agreement contains customary representations and warranties, customary affirmative and negative covenants (including a maximum leverage ratio), and customary events of default.

NOTE 12 - UNAUDITED PRO FORMA INFORMATION

The following pro forma financial statements have been derived from the financial statements of Westside Energy Corporation ("Westside") at December 31, 2005 and adjusts such information to give effect to its purchase of EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively, "EBS") as if the acquisition had occurred as of December 31, 2005 for the pro forma balance sheet and as of the beginning of the period for the pro forma consolidated condensed statement of operations. The pro forma financial statements are presented for informational purposes only and do not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at the period-end. The pro forma financial statements should be read in conjunction with the notes thereto and the financial statements and related notes thereto contained herein.

The EBS acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values based upon estimates.

                            WESTSIDE ENERGY CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                December 31, 2005

                            Westside        EBS     Adjustments      Pro Forma
 ASSETS
 Current Assets
   Cash                    $   604,411  $   203,543 $          -  $    807,954
   Certificate of deposit       27,693            -            -        27,693
   Marketable securities     1,050,000            -            -     1,050,000
   Accounts receivable         492,349    6,463,593      (41,085) A  6,914,857
   Prepaid assets                1,770        2,576            -         4,346
   Deferred acquisition
     charges                   289,367            -            -       289,367
   Inventory                         -       69,009            -        69,009
                           ---------------------------------------------------
 Total current assets        2,465,590    6,738,721      (41,085)    9,163,226

 Oil and gas properties
   Drilling and development
     in progress                     -    1,746,125            -     1,746,125
   Proved properties         8,513,598    5,951,872    2,833,529 D  17,298,999
   Gas gathering system              -    1,956,897            -     1,956,897
   Unproved properties       4,282,036      885,370     (852,370)B   4,315,036
   Accumulated depreciation,
      depletion, amortization,
      and impairment        (1,293,895)    (727,310)           -    (2,021,205)
                           ---------------------------------------------------
 Net oil and gas properties 11,501,739    9,812,954    1,981,159    23,295,852

 Loan receivable from EBS    4,100,000            -   (4,100,000)C           -
 Property and equip net
   of accum. depreciation            -       41,335            -        41,335
                           ---------------------------------------------------

 TOTAL ASSETS              $18,067,329  $16,593,010  $(2,159,926)  $32,500,413
                           ===================================================

                          WESTSIDE ENERGY CORPORATION
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (continued)
                                December 31, 2005

                            Westside        EBS     Adjustments      Pro Forma

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities
   Accounts payable and
     accrued expenses      $   529,446  $ 5,960,550 $    (41,085)A $ 6,448,911
   Joint interest owner
     advances                        -    6,663,041            -     6,663,041
   Obligations to Westside
     Energy                          -    4,952,370   (4,952,370)B C         -
   Short term portion of
     debt                            -      800,000            -       800,000
                           ---------------------------------------------------
 Total current liabilities     529,446   18,375,961   (4,993,455)   13,911,952

 Non current liabilities
   Asset retirement
     obligations                27,880       50,578            -        78,458
   Long term portion
     of debt                         -    1,000,000            -     1,000,000
                           ---------------------------------------------------
 TOTAL LIABILITIES             557,326   19,426,539   (4,993,455)  14,990,410

 STOCKHOLDERS' EQUITY       17,510,003            -            -   17,510,003
 PARTNERS' CAPITAL                   -   (2,833,529)   2,833,529 D          -
                           ---------------------------------------------------

 TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY    $18,067,329  $16,593,010 $ (2,159,926) $32,500,413
                           ==================================================

                           WESTSIDE ENERGY CORPORATION
       UNAUDITED PRO-FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2005

                            Westside       EBS    Adjustments     Pro Forma
 Revenues

   Oil and gas sales     $   595,657  $ 1,286,759        -      $  1,882,416
   Gathering system income         -      273,687        -           273,687
   Gain (Loss) on lease
     sales                         -    2,705,396        -         2,705,396
                          --------------------------------------------------
 Total revenues              595,657    4,265,842        -         4,861,499

 Expenses
   Production                108,227      276,048        -           384,275
   Exploration               360,170            -        -           360,170
   General and
     administrative        1,782,184    3,010,548        -         4,792,732
   Depreciation,
    depletion and
    amortization             344,797      491,730        -           836,527
   Impairment                636,278      403,277        -         1,039,555
                          --------------------------------------------------
 Total expenses            3,231,656    4,181,603        -         7,413,259
                          --------------------------------------------------

 Income (Loss) from
   operations             (2,635,999)      84,239        -        (2,551,760)

 Other Income (Expense)
   Interest income           359,490            -     (41,085) A     318,405
   Overhead recovery               -      141,247          -         141,247
   Interest expense           (2,070)    (484,771)     41,085  A    (445,756)
   Gain (loss) on sale of
     marketable securities       (98)           -          -             (98)
   Gain (loss) on sale of
     oil and gas properties  339,355            -          -         339,355
                          --------------------------------------------------
 Total Other Income
   (Expense)                 696,677     (343,524)         -         353,153
                          --------------------------------------------------

 NET LOSS               $ (1,939,322) $  (259,285)         -    $ (2,198,607)
                        =====================================================

Basic and diluted loss
    per common share    $      (0.11)                           $      (0.13)
Weighted average common
    shares outstanding    17,273,205                              17,273,205


NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
 A.  Eliminate interest accrued on $4,100,000 Loan.
 B.  Eliminate Lease Bank Facility funded by Westside.
 C.  Eliminate note held by Westside.
 D. Record purchase accounting adjustments.

NOTE 13 -- SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Capitalized Costs

Capitalized costs incurred in property acquisition, exploration, and development activities as of December 31, 2005 are as follows:

Total Capitalized                                                 $ 12,795,634
Less: Accumulated depletion                                         (1,293,895)
                                                                    ----------
Net Capitalized                                                   $ 11,501,739
                                                                    ==========

Costs incurred for property acquisition, exploration, and development activities for the year ended December 31, 2005 are as follows:

Acquisition of properties
  Proved                                                           $         -
  Unproved                                                           3,058,121
Exploration costs                                                      360,170
Development costs                                                    6,505,328
                                                                    ----------
Total costs incurred for property acquisition,
  exploration, and development activities                          $ 9,923,619
                                                                    ==========


Results of operations for oil and gas producing activities for the year ended December 31, 2005 are as follows:

Oil & gas sales                                                    $   595,657
Gain on sale of oil and gas properties                                 339,355
Production costs                                                      (108,227)
Exploration expenses                                                  (360,170)
Depreciations, depletion and amortization                             (344,797)
Impairment                                                            (636,278)
                                                                    ----------
                                                                      (514,460)
Income tax expense                                                           -
                                                                    ----------
Results of operations for oil and gas producing
  activities (excluding corporate overhead
  and financing costs)                                              $ (514,460)
                                                                    ==========

Reserve information


The following estimates of proved and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.


Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent a year to reflect the estimated timing of the future cash flows.


                                                   2005               2004
                                               Oil       Gas      Oil      Gas
                                             (MBbls)   (MMcf)   (MBbls)  (MMcf)
                                             -------   ------   ------    ------
Proved developed reserves
     Beginning of year                       1.679     90.789        -        -
     Revisions of previous estimates         0.182     43.585        -        -
     Purchases of minerals in place         84.185  1,120.091    2.333  104.594
     Production                             (0.840)   (62.766)  (0.654) (13.805)
                                           -------  ---------    -----  -------
     End of the year                        85.206  1,191.699    1.679   90.789
                                           =======  =========    =====  =======

Standardized Measure of Discounted Future
  Net Cash Flows at December 31, 2005                                   (000's)
                                                                         ------
    Future cash inflows                                                 $17,950
    Future production costs                                              (4,447)
    Future development costs                                               (717)
    Future income tax expenses, at 34%                                   (4,347)
                                                                         ------
          Future gross cash flows                                         8,439

    Less:  10% annual discount for
           estimated timing of cash flows                                (2,035)
                                                                         ------
  Standardized measures of discounted future net cash flows
    relating to proved oil and gas reserves                             $ 6,404
                                                                         ======

The following reconciles the change in the standardized measure of discounted future net cash flow during 2005.

                                                                        (000's)
                                                                         ------
Beginning of year                                                        $  294
  Sales of oil and gas produced, net of production costs                   (487)
  Net changes in prices and production costs                              3,692
  Purchases of minerals                                                   9,564
  Net changes in estimated future development costs                        (717)
  Revisions of previous quantity estimates                                  377
  Change in discount                                                     (2,093)
  Future income tax expense                                              (4,226)
                                                                         ------
End of year                                                              $6,404
                                                                         ======

                           WESTSIDE ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                   (unaudited)

                                                                   June 30,
                                                                     2006
                                                                  ----------
ASSETS

Current Assets
  Cash                                                           $   2,413,252
  Certificate of deposit and escrow account                             27,887
  Marketable securities                                                500,000
  Accounts receivable                                                5,351,985
  Prepaid assets                                                       136,578
  Deferred acquisition charges                                               -
  Deferred financing costs, net of
    accumulated amortization of $20,691                                161,659
                                                                   -----------
Total current assets                                                 8,591,361

Oil & gas properties, using successful
 efforts accounting
  Proved properties                                                 23,577,046
  Unproved properties                                               11,810,257
  Accumulated depreciation, depletion,
    amortization & impairment                                       (3,001,684)
                                                                   -----------
Net oil & gas properties                                            32,385,619

Loan receivable from EBS                                                     -
Property and equipment, net of
      accumulated depreciation of $111,497                             136,516
                                                                   -----------
TOTAL ASSETS                                                       $41,113,496
                                                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accounts payable and
      accrued expenses                                             $11,598,916
    Derivative liability                                                55,712
Short term portion of debt                                           2,187,134
                                                                   -----------
Total current liabilities                                           13,841,762

Non-current liabilities
    Asset retirement obligations                                       101,769
    Long term portion of debt                                        2,673,164

                                                                   -----------
TOTAL LIABILITIES                                                   16,616,695
                                                                   -----------
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 10,000,000 shares
  authorized, none issued and outstanding                                    -
Common stock, $.01 par value, 50,000,000 shares authorized,
  21,150,935 shares issued and outstanding                             211,509
Additional paid in capital                                          34,064,114
Deferred compensation                                                 (535,297)
Accumulated other comprehensive loss                                   (55,712)
Accumulated deficit                                                 (9,187,813)
                                                                   -----------
TOTAL STOCKHOLDERS' EQUITY                                          24,496,801
                                                                   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 41,113,496
                                                                   ===========

                           WESTSIDE ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                       Three Months            Six Months
                                      Ended June 30,          Ended June 30,
                                    ------------------        -----------------
                                    2006         2005       2006       2005

Revenues
  Oil and gas sales           $   700,849   $   49,245   $1,053,250   $121,221


Expenses
  Production                      312,307       39,194      523,409     47,855
  Exploration                         (65)     337,627            -    337,627
  General and administrative    1,809,805      468,488    3,252,207    832,758
  Depreciation, depletion,
    and amortization              758,203       44,048      972,431     95,045
  Impairment                            -            -            -    185,335
                                ---------    ---------    --------- ---------
Total Expenses                  2,880,250      889,357    4,748,047  1,498,620
                                ---------    ---------    ---------  ---------

Loss from Operations           (2,179,401)    (840,112)  (3,694,797)(1,377,399)

Other Income (Expense)
  Interest income                  59,447       90,019      136,301    169,755
  Interest expense               (187,850)           -     (228,643)         -
                                ---------    ---------    ---------  ---------
Total Other Income (Expense)     (128,403)      90,019      (92,342)   169,755
                                ---------    ---------    ---------  ---------
Net Loss                      $(2,307,804)   $(750,093) $(3,787,139)$(1,207,644)
                                =========     =========   =========   =========
Basic and diluted loss
    per common share          $     (0.11)   $   (0.04) $     (0.18)  $   (0.07)
Weighted average common
    shares outstanding         20,877,154   17,270,371   20,646,336  17,178,295

                           WESTSIDE ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                    Six months ended June 30,
                                                    2006               2005
                                                 ----------        ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                       $ (3,787,139)     $ (1,207,644)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
      Stock issued for services                     514,452           167,441
      Impairment                                          -           185,335
      Depreciation, depletion and amortization      972,431            95,045
      Amortization of discount on note payable       62,159                 -
      Amortization of deferred financing costs       20,691                 -
      Changes in:
        Accounts receivable                       2,276,625           (12,914)
        Advances to operators                             -          (889,990)
        Prepaid assets                             (566,994)           16,364
    Accounts payable and accrued expenses        (2,027,938)          396,878
                                                 ----------        ----------
NET CASH USED IN OPERATING ACTIVITIES            (2,535,713)       (1,249,485)
                                                 ----------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Cash acquired on acquisition of EBS             955,774                 -
    Advances to EBS                              (3,644,754)                -
Purchase of marketable securities                         -        (3,450,081)
Proceeds from sale of marketable securities         550,000           125,000
    Purchase of office equipment                    (37,688)          (25,506)
    Capital expenditures for oil and gas
      properties                                 (8,754,122)       (3,587,999)
                                                 ----------        ----------
NET CASH USED IN INVESTING ACTIVITIES           (10,930,790)       (6,938,586)
                                                 ----------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable                       5,210,000                 -
Payments for fundraising                                  -            (2,121)
Proceeds from sale of common stock, net          10,295,205           225,000
Payments on note                                   (229,861)                -
                                                 ----------        ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES        15,275,344           222,879
                                                 ----------        ----------
NET CHANGE IN CASH                                1,808,841        (7,965,192)

CASH BALANCES
    -Beginning of period                            604,411        15,995,691
                                                 ----------        ----------
    -End of period                              $ 2,413,252        $8,030,499
                                                 ==========        ===========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid                                   $   183,129                 -
Taxes paid                                                -                 -


NON-CASH DISCLOSURES:
Discount on note payable                        $   182,000        $        -
Change in derivative liability                      (55,712)                -
Deferred stock compensation                         837,875                 -
Stock issued for debt                                20,000                 -
Unrealized loss on marketable securities                  -               (81)
Stock issued for deferred compensation                    -           249,781

                           WESTSIDE ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)



NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Westside Energy Corporation ("Westside"), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in Westside's latest annual report filed with the SEC on Form 10-KSB, as amended. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal year 2005, as reported in the 10-KSB, as amended, have been omitted.

The consolidated financial statements include the accounts of Westside and its wholly-owned subsidiaries from March 15, 2006, the date of the acquisition of EBS discussed in Note 7. Significant inter-company accounts and transactions have been eliminated.


NOTE 2 - STOCK-BASED COMPENSATION

On January 1, 2006, Westside adopted SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) replaced SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. Westside adopted SFAS 123(R) using the modified prospective method which requires the application of the accounting standard as of January 1, 2006.

Prior to 2006, Westside began issuing common stock to employees as compensation. Westside recorded as compensation expense the fair value of such shares as calculated pursuant to Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), recognized over the related service period. Westside has no option plans for its employees. Westside accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, "Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services". For expensing purposes, the value of common stock issued to non-employees and consultants is determined based on the fair value of the services received or the fair value of the equity instruments issued, whichever value is more reliably measurable.

NOTE 3 - CONCENTRATION OF RISK

At June 30, 2006, Westside's cash in financial institutions exceeded the federally insured deposits limit by $1,831,470. An investment of $376,490 in a reverse repurchase agreement is included in cash and cash equivalents at June 30, 2006. The collateral for this investment consisted of a collateralized mortgage obligation with a market value of approximately $389,681.


NOTE 4 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On March 17, 2006 Westside entered into swap agreements in order to provide a measure of stability to Westside's cash flows due to volatile oil and gas prices and to manage the exposure to commodity price risk.

SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of each derivative is recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. To make this determination, management formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. This process includes linking all derivatives that are designated as cash-flow hedges to specific cash flows associated with assets and liabilities on the balance sheet or to specific forecasted transactions.

Westside also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. A derivative that is highly effective and that is designated and qualifies as a cash-flow hedge has its changes in fair value recorded in other comprehensive income to the extent that the derivative is effective as a hedge. Any other changes determined to be ineffective do not qualify for cash-flow hedge accounting and are reported currently in earnings.

Westside discontinues cash-flow hedge accounting when it is determined that the derivative is no longer effective in offsetting cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is redesignated as a non-hedging instrument because it is unlikely that a forecasted transaction will occur, or management determines that designation of the derivative as a cash-flow hedge instrument is no longer appropriate. In situations in which cash-flow hedge accounting is discontinued, Westside continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

When the criteria for cash-flow hedge accounting are not met, realized gains and losses (i.e., cash settlements) are recorded in other income and expense in the Statements of Operations. Similarly, changes in the fair value of the derivative instruments are recorded as unrealized gains or losses in the Statements of Operations. In contrast, cash settlements for derivative instruments that qualify for hedge accounting are recorded as additions to or reductions of oil and gas revenues while changes in fair value of cash flow hedges are recognized, to the extent the hedge is effective, in other comprehensive income until the hedged item is recognized in earnings.

Based on the above, management has determined that the swaps qualify for cash-flow hedge accounting treatment. For the period ended June 30, 2006, Westside recognized a derivative liability of $55,712 with the change in fair value reflected in other comprehensive loss.

NOTE 5 - DEBT

On March 15, 2006, Westside entered into a $45 million three-year Advancing Term Credit Agreement (the "Credit Agreement")with GasRock Capital, LLC (GasRock) as lender. The Credit Agreement provides the terms under which GasRock will make available to the Company a senior secured revolving credit facility in an aggregate amount of up to $45 million. Borrowing under the Credit Agreement may be used for the following purposes:

         1. Up to $9.5 million may be used for closing costs pertaining to the purchase of EBS, for approved drilling and for pipeline expansion.

         2. Up to $7.5 million may be used for the cash portion of an earn-out agreement entered into in connection with Westside's acquisition of all of the outstanding equity interests (the "Equity Interests") in EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS"), provided that any amount advanced for payment of the earn-out agreement will reduce dollar-for-dollar the amount available for the uses described in purpose 4 below.

         3. Up to $1.5 million may be used in certain circumstances for Westside's overhead.

         4. Up to an additional $34.0 million may be made available at later dates (subject to GasRock's approval) for additional exploitation of proved developed non-producing reserves, additional lender-approved drilling of new wells, lease acquisitions, pipeline expansion or seismic expenses.

GasRock's commitments under the Credit Agreement will terminate on March 14, 2009, unless terminated earlier by Westside upon repayment of all outstanding amounts or by GasRock upon an event of default. To secure Westside's obligations under the Credit Agreement, Westside granted a security interest in all of its assets in favor of GasRock. The Credit Agreement also requires hedging for a substantial portion of Westside's reserves. Amounts outstanding under the Credit Agreement will bear interest at an annual rate equal to the greater of (a) 12.0% or (b) the one-month London interbank offered rate (LIBOR), plus 6.50%. 85.0% of monthly revenue from oil & gas production and commodity hedging, net of production operations related costs, will be applied to the repayment of the indebtedness under the Credit Agreement, subject to the limited ability of Westside to remit less than 85% and to retain more than 15% of monthly net revenue to cover Westside's overhead. Westside will also pay a facility fee equal to 2.0% of all advances, with the amount of such fee not paid at the time of the advance but added to the outstanding principal balance and amortized in accordance with the terms of the Credit Agreement. In consideration of GasRock providing the financing under the Credit Agreement, GasRock will receive a 1.0% overriding royalty interest (proportionately reduced to Westside's working interest) in each producing well and lease within Westside as of the date of the execution of the Credit Agreement. GasRock will also receive a 1.0% overriding royalty interest (proportionately reduced to Westside's working interest) in each producing well and lease and related unit acquired during the term of the Credit Agreement if Westside uses advances under the Credit Agreement to acquire same. GasRock will also receive a 1.5% overriding royalty interest (proportionately reduced to Westside's working interest) in each well and related unit if Westside uses advances under the Credit Agreement to develop same. The Credit Agreement contains customary representations and warranties, customary affirmative and negative covenants (including a maximum leverage ratio), and customary events of default.

As of June 30, 2006, Westside has borrowed an aggregate of $5,210,000. In association with this debt, a 3.5% fee is paid to a third party per terms of a financial services agreement. The fee totaled $182,350 and has been capitalized as deferred financing costs. The deferred financing costs will be amortized over the life of the debt using the effective interest method. As of June 30, 2006, $20,691 has been amortized. In addition to the deferred financing costs, $154,200 was paid in fees to the lender. These fees were recorded as a discount to the note payable and are being amortized over the life of the note using the effective interest method. As of June 30, 2006, $62,159 of the discount has been amortized.

On July 12, 2006, Westside borrowed an additional $4.6 million under the credit agreement to fund additional drilling activities.

NOTE 6 - EQUITY

Westside had the following transactions for the quarter ended June 30, 2006:

        o Westside issued 9,327 common shares for services to a contractor and two directors valued at $32,104.

        o  45,000 warrants were exercised for proceeds of $112,500.

        o  20,000 common shares were issued for stock payable of $50,000.

        o 179,972 common shares were purchased by two officers in a private offering for proceeds of $566,912.

        o 225,000 common shares were issued to an officer as deferred compensation. The shares vest over two years. $391,952 of deferred compensation related to the issuance was amortized for the six month period ended June 30, 2006.


NOTE 7 - PURCHASE OF EBS OIL AND GAS PARTNERS PRODUCTION COMPANY, L.P.

On March 15, 2006, Westside acquired EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS"). The acquired EBS assets consist (in part) of rights in approximately 9,837 gross acres. In addition, EBS owns an approximately one-sixth interest in Tri-County Gathering, a pipeline system (operated by Cimmarron Gathering, LLP) that is the primary transporter of gas sold by EBS in the Barnett Shale area. This pipeline is comprised of approximately 14 miles of gathering lines and three compression stations with approximately 2,500 horsepower of compression with pipeline capacity of approximately 20 million cubic feet per day. The statement of operations reflects EBS' operations for the period from March 15, 2006 to June 30, 2006.

The purchase price for the Equity Interests consisted of an initial purchase price paid at closing (the "Initial Purchase Price") and additional consideration to be paid after closing (the "Additional Consideration"). The Initial Purchase Price was set at $9,804,839, subject to certain adjustments. The adjustments included a reduction in the Initial Purchase Price for all debt owed by EBS, including (a) indebtedness in the approximate amount of $5,850,000 owed by EBS to Westside, and (b) indebtedness in the approximate amount of $1,600,000 owed by EBS to a third party. After making adjustments, Westside paid in cash at the closing approximately $151,000 to the Class B partners of EBS and an EBS payable in the amount of approximately $294,000, and Westside received a credit in the approximate amount of $1,700,000 against the future payment of the Additional Consideration discussed below. Funding for the cash paid at the closing and the retirement of the Third Party Loan was provided from Westside's available cash and by GasRock Capital, LLC ("GasRock") pursuant to an Advancing Term Credit Agreement (the "Credit Agreement"). Funding for the cash portion of the Additional Consideration will be provided by GasRock pursuant to the Credit Agreement.

The amount of Additional Consideration will be based on certain EBS wells (the "CVR Wells") that were in various stages of development as of the date of the Acquisition Agreement but that did not have production sustained for a sufficient period of time to permit a third party engineering firm (Netherland, Sewell & Associates, Inc.) to determine the amount of proved reserves established by these development activities. The amount of Additional Consideration will depend upon the amount of proved reserves that the CVR Wells are determined to have after the acquisition. The determination of the amount of the Additional Consideration will take place on several occasions after the acquisition. The following table summarizes the preliminary fair values assigned to the assets acquired and the liabilities assumed at the date of acquisition:

               Current assets                                $ 8,094,600
               Property and equipment, net                    13,204,537
               Other assets, net                                 113,911
                                                             -----------
                  Total assets                                21,413,048

                  Less:
                  Total liabilities                          (12,994,359)
                                                             -----------
               Total purchase price                          $ 8,418,689
                                                             ===========

The following unaudited pro forma information assumes the acquisition of EBS occurred as of January 1, 2006 and January 1, 2005, respectively. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the period presented.

                           WESTSIDE ENERGY CORPORATION
                        PRO FORMA STATEMENT OF OPERATIONS
                         Six Months Ended June 30, 2006
                                   (unaudited)



                                                       Pro Forma
                                 Westside       EBS    Adjustments   Pro Forma
                               ----------   --------- -----------   -----------
Revenues
  Oil and gas sales          $  1,053,250   $668,812   $      -    $  1,722,062

Expenses
  Production                      523,409     92,671          -         616,080
  General and administrative    3,252,207    434,163          -       3,686,370
  Depreciation, depletion,
     and amortization             972,431    145,642          -       1,118,073
                               ----------   --------  ---------     -----------
Total Expenses                  4,748,047    672,476          -       5,420,523
                               ----------  ---------  ----------    -----------
Loss from Operations           (3,694,797)    (3,664)         -      (3,698,461)

Other Income (Expense)
   Interest income                136,301          -          -         136,301
   Interest expense              (228,643)   (36,200)         -        (264,843)
                               ----------   --------  ----------    -----------
Total Other Income (Expense)      (92,342)   (36,200)         -        (128,542)
                               ----------   --------- ----------    -----------
     NET LOSS                 $(3,787,139) $ (39,864) $       -     $(3,827,003)
                              ===========  ========== ==========    ===========

Basic and diluted loss
    per common share              $ (0.18)                              $(0.19)
Weighted average common
    shares outstanding         20,646,336                           20,646,336

                           WESTSIDE ENERGY CORPORATION
                        PRO FORMA STATEMENT OF OPERATIONS
                         Six Months Ended June 30, 2005
                                   (unaudited)



                                                   Pro Forma
                         Westside        EBS       Adjustments       Pro Forma
                        ----------     ---------   -----------     -----------
Revenues
  Oil and gas sales     $   121,221     $715,123   $         -      $  836,344

Expenses
  Production                 47,855       84,711             -         132,566
  Exploration               337,627            -             -         337,627
  General and
     administrative         832,758    1,373,059             -       2,205,817
  Depreciation, depletion,
    and amortization         95,045      251,620             -         346,665
  Impairment                185,335            -             -         185,335
                         ----------    ---------   -----------     -----------
Total Expenses            1,498,620    1,709,390             -       3,208,010
                         ----------    ---------   -----------     -----------
Loss from Operations     (1,377,399)    (994,267)            -      (2,371,666)

Other Income (Expense)
   Interest income          169,755            -             -         169,755
   Interest expense               -     (178,885)            -        (178,885)
   Other income                   -      441,843             -         441,843
                         ----------    ---------   -----------     -----------
Total Other Income
  (Expense)                 169,755      262,958             -         432,713
                         ----------  -----------   -----------     -----------
     NET LOSS          $ (1,207,644) $  (731,309)  $         -   $  (1,938,953)
                         ==========  ===========   ===========     ===========

Basic and diluted loss
    per common share   $      (0.07)                             $       (0.11)
Weighted average common
    shares outstanding   17,178,295                                 17,178,295

                           WESTSIDE ENERGY CORPORATION
                        PRO FORMA STATEMENT OF OPERATIONS
                        Three Months Ended June 30, 2005
                                   (unaudited)



                                                        Pro Forma
                                 Westside       EBS     Adjustments  Pro Forma
                                ----------  ---------   -----------  -----------
Revenues
  Oil and gas sales             $   49,245   $403,914   $        -   $  453,159

Expenses
  Production                        39,194     49,134            -       88,328
  Exploration                      337,627          -            -      337,627
  General and administrative       468,488    904,063            -    1,372,551
  Depreciation, depletion,
    and amortization                44,048    120,114            -      164,162
                                 ---------  ---------  -----------  -----------
Total Expenses                     889,357  1,073,311            -    1,962,668
                                 ---------  ---------  -----------  -----------
Loss from Operations              (840,112)  (669,397)           -   (1,509,509)

Other Income (Expense)
   Interest income                  90,019          -            -       90,019
   Interest expense                      -   (133,055)           -     (133,055)
   Other income                          -    428,843            -      428,843
                                 ---------- ---------  -----------  -----------
Total Other Income (Expense)        90,019    295,788            -      385,807
                                 ---------- ---------- -----------  -----------
     NET LOSS                   $ (750,093) $(373,609) $         - $ (1,123,702)
                                 ========== ========== ===========  ===========

Basic and diluted loss
    per common share            $    (0.04)                        $      (0.07)
Weighted average common
    shares outstanding          17,270,371                           17,270,271

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Partners
   EBS Oil and Gas Partners Production Company, L.P. and
   EBS Oil and Gas Partners Operating Company, L.P.
   Dallas, Texas

We have audited the accompanying combined balance sheet of EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS") as of December 31, 2005, and the related combined statements of operations and partners' equity, and cash flows for the period from March 18, 2004 (inception) to December 31, 2004 and for the year ended December 31, 2005. These financial statements are the responsibility of EBS's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EBS as of December 31, 2005, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared assuming that EBS will continue as a going concern. As discussed in Note 2 to the combined financial statements, EBS has experienced losses since inception and its liabilities exceed its assets. Those conditions, among others, raise substantial doubt about EBS's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The accompanying combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.


MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

May 26, 2006

                EBS OIL AND GAS PARTNERS PRODUCTION COMPANY, L.P.
              and EBS OIL AND GAS PARTNERS OPERATING COMPANY, L.P.
                             COMBINED BALANCE SHEET
                                December 31, 2005

ASSETS
Current Assets
     Cash                                               $             203,543
     Accounts receivable                                            6,463,593
     Prepaid assets                                                     2,576
     Inventory                                                         69,009
                                                        -----------------------
Total current assets                                                6,738,721

Oil and gas properties
     Drilling and development in progress                           1,746,125
     Proved properties                                              5,951,872
     Gas gathering system                                           1,956,897
     Unproved properties                                              885,370
     Accumulated depreciation, depletion, amortization
         and impairment                                              (727,310)
                                                        ----------------------
Net oil and gas properties                                          9,812,954

Property and equipment net of depreciation                             41,335
                                                        ----------------------

TOTAL ASSETS                                            $          16,593,010
                                                        ======================

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
     Accounts payable and accrued expenses              $           5,960,550
     Joint interest owner advances                                  6,663,041
     Obligations to Westside Energy                                 4,952,370
     Short term portion of debt                                       800,000
                                                        ---------------------
Total current liabilities                                          18,375,961

Non current liabilities
     Asset retirement obligations                                      50,578
     Long term portion of debt                                      1,000,000
                                                        ---------------------
TOTAL LIABILITIES                                                  19,426,539

PARTNERS' CAPITAL                                                  (2,833,529)
                                                        ----------------------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                 $          16,593,010
                                                        =====================

                   See notes to combined financial statements

                EBS OIL AND GAS PARTNERS PRODUCTION COMPANY, L.P.
              and EBS OIL AND GAS PARTNERS OPERATING COMPANY, L.P.
             COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY
              For the year ended December 31, 2005 and the period
              from March 18, 2004 (inception) to December 31, 2004

                                                         2005            2004
Revenues
        Oil and gas sales                            $  1,286,759  $   427,124
        Gathering system income                           273,687            -
        Gain (Loss) on lease sales                      2,705,396     (641,583)
                                                    ---------------------------
Total revenues                                          4,265,842     (214,459)

Expenses
        Production                                        276,048       49,341
        General and administrative                      3,010,548    1,141,870
        Depreciation, depletion and amortization          491,730      185,199
        Cost in excess of fair market value                     -    1,033,093
        Impairment                                        403,277            -
                                                    ---------------------------
Total expenses                                          4,181,603    2,409,503
                                                    ---------------------------

Gain (Loss) from operations                                84,239   (2,623,962)

Other Income (Expense)
        Overhead recovery                                 141,247       49,718
        Interest expense                                 (484,771)           -
                                                    --------------------------

Total Other Income (Expense)                             (343,524)      49,718
                                                    --------------------------

NET LOSS                                            $    (259,285) $(2,574,244)
                                                    ===========================


Partners' Equity
        Balance - Beginning of Period                $ (2,574,244) $         -

        Net loss                                         (259,285)  (2,574,244)
                                                    ---------------------------

PARTNERS' EQUITY DECEMBER 31                         $ (2,833,529) $(2,574,244)
                                                    ===========================

                   See notes to combined financial statements

                EBS OIL AND GAS PARTNERS PRODUCTION COMPANY, L.P.
              and EBS OIL AND GAS PARTNERS OPERATING COMPANY, L.P.
                        COMBINED STATEMENTS OF CASH FLOWS
            For the year ended December 31, 2005 and the period from
                 March 18, 2004 (inception) to December 31, 2004

                                                          2005          2004
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                       $   (259,285) $(2,574,244)

      Adjustments to reconcile net loss to net
        cash from operating activities:
          Impairment                                      403,277            -
          Depreciation, depletion and amortization        491,730      185,199
          Changes in:
            Accounts receivable                        (4,152,380)  (2,043,290)
            Prepaid assets                                 86,357      (88,183)
            Accounts payable                              766,656    4,930,952
                                                     --------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES    (2,663,645)     410,434
                                                     --------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of office equipment                        (16,409)     (12,277)
      Capital expenditures for oil and gas properties  (6,269,155)  (2,703,918)
      Capital expenditures for gathering system        (1,956,897)           -
                                                     -------------------------

NET CASH USED IN INVESTING ACTIVITIES                  (8,242,461)  (2,716,195)
                                                     -------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Lease bank facility                                 852,370            -
      Owner advances                                    4,274,998    2,388,042
      Proceeds from notes                               5,900,000            -
                                                     -------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES              11,027,368    2,388,042
                                                     -------------------------

NET CHANGE IN CASH                                        121,262       82,281

CASH BALANCES
      Beginning of period                                  82,281           -
                                                     -------------------------

      End of period                                  $    203,543 $     82,281
                                                     =========================

                   See notes to combined financial statements

                EBS OIL AND GAS PARTNERS PRODUCTION COMPANY, L.P.
              and EBS OIL AND GAS PARTNERS OPERATING COMPANY, L.P.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 - BUSINESS ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

On March 18, 2004, EBS Oil and Gas Partners Production Company, L.P. ("Production Company") and EBS Oil and Gas Partners Operating Company, L.P. ("Operating Company") (collectively, "EBS") were formed through a reorganization of EBS Oil and Gas Partners, LLC (a Texas Limited Liability Company).

The two companies are under common control and therefore are combined for the accompanying financial statements. All significant inter-company balances and transactions have been eliminated in combination. The Operating Company serves as operator of all wells and consequently receives most revenues and pays most bills associated with field operations. General and administrative expenditures are recorded on Operating Company books and passed through to Production Company periodically. Production Company holds title to all oil and gas properties.

Effective, July 1, 2004, EBS became engaged in the acquisition, exploration and production of oil and gas leases. EBS owns partial interests in oil and gas properties located primarily in north central Texas.

Cash Equivalents

For purposes of reporting cash flows, EBS considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable trade are stated at the historical carrying amount net of write-offs and allowance for doubtful accounts, if any. Uncollectible accounts receivable trade are written off when a settlement is reached for an amount that is less than the outstanding historical balance. EBS establishes an allowance for doubtful accounts receivable on a case-by-case basis when it believes the collection of specific amounts owed is unlikely to occur. To date, no bad debts have been incurred by EBS, and no cases have arisen requiring an allowance to be recorded. Oil and gas revenue receivables are collected by a related partnership, which reduces the inter-company payable to the related partnership (see related party transactions)

Revenue Recognition

Revenues associated with the production and sale of crude oil, natural gas and natural gas liquids owned by EBS are recognized when title passes to EBS's customer. Differences between production and amounts sold are not significant.

From time to time, EBS receives royalty payments from projects in which it has an interest which are recorded when received.

Inventories

Inventories are valued at the lower of cost or market.

Oil and Gas Interests

EBS utilizes the successful efforts method to account for oil and gas exploration and development costs. Acquisition costs and development costs are capitalized and depleted using the unit of production method. Exploration wells in areas requiring major capital before production can begin are carried as Drilling and Development in Progress as long as drilling efforts are underway or firmly planned. Costs of drilling unsuccessful exploration wells are charged off as dry hole expense.

EBS regularly reviews the carrying value of its oil and gas working interests, by referring to project economic reports prepared by third party engineering firms, to determine reserves and, as such, success and/or potential impairment. Where impairment occurs, a charge to earnings is made. Any impairment loss is the difference between the carrying value of the asset and its fair value. Fair value is calculated as the present value of estimated expected future cash flows.

Substantially all of EBS's exploration, development and production activities related to oil and gas are conducted jointly with others. Exploration and development costs, attributable to projects originated by EBS, are carried as Drilling and Development in Progress until the property's success is determined. Upon determination, EBS's proportionate share of exploration and development costs are capitalized and depleted, or written off as dry hole costs.

Pipeline interests

In early 2005, EBS bought a 49% interest in the Wise County Gas Gathering System
(WCGS) In May 2005, the WCGS was contributed to the Tri-County Gas Gathering System with the resultant interest held by EBS becoming 16.33%. Pipeline investment at December 31, 2005 was $1,956,897.

Depreciation, depletion and amortization

Production equipment and other Company tangible fixed assets are capitalized and depreciated over their estimated useful lives, utilizing the straight-line method. The estimated useful lives of all the aforementioned assets range from seven to ten years. All other capitalized costs of proved oil and gas properties are depleted using the unit of production method. For purposes of these calculations, production and reserves of natural gas are converted to barrels on an energy equivalent basis.

Successful exploratory and development costs, and acquired resource properties with proved reserves, are depleted over proved developed reserves. Acquisition costs of probable reserves are not depleted or amortized while under active evaluation for commercial reserves. Costs are transferred to depletable costs as proved reserves are recognized.

Costs associated with significant development projects are not depleted until commercial production commences. Unproved land acquisition costs are capitalized until the property is determined to be productive, impaired or until the lease term expires.

Long-lived assets

Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of the asset's carrying amount or fair value less cost to sell.

Income Taxes

The Production Company and the Operating Company are each a partnership, and as such, are not taxpaying entities. Accordingly, no income taxes have been recorded in these financial statements. The partnership's income is allocated to each partner and is combined with other income and expenses of each partner and reported on their respective tax returns.

Concentration of Credit Risk

Financial instruments that potentially subject EBS to a concentration risk consist principally of cash and cash equivalents and accounts receivable for oil and gas sales. EBS places its cash with high credit quality financial institutions. At December 31, 2005, EBS's cash in financial institutions exceeded the federally insured deposits limit by $103,543.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain significant estimates include those related to property and equipment and other long-lived assets. Amounts recorded for depreciation, depletion and amortization and amounts used for impairment calculations are based on estimates of oil and natural gas reserves and commodity prices and capital costs required to develop those reserves. By their nature, estimates of reserves and their related future cash flows are subject to measurement uncertainty, therefore it is at least reasonably possible these estimates could be revised in the near term and the revisions could be material.

Contingencies

From time to time, EBS is involved in certain claims that could lead to litigation. Such claims arise in the normal course of its operations, and management does not believe the resolution of these matters will have a material effect on EBS's financial position or results of operations.

New accounting standards

EBS does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, EBS incurred a net loss of $2,574,244 for the period from March 18, 2004 (inception) to December 31, 2004 and a net loss of $259,285 during the year ended December 31, 2005, and as of that date, EBS's current liabilities exceeded its current assets by $11,637,240 and its total liabilities exceeded its total assets by $2,833,529. Due to the uncertainty about EBS's ability to continue as a going concern, in November 2005 the partners of EBS entered into a purchase and sale agreement to sell and transfer all of the owners' rights, title, and interests to Westside Energy Corporation. This transaction closed on March 15, 2006.


NOTE 3 - ASSET RETIREMENT OBLIGATIONS

EBS recognizes the fair value of an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. For EBS, asset retirement obligations relate to the abandonment of oil and gas producing facilities. The amounts recognized are based upon numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and gas, future inflation rates and the credit-adjusted risk-free interest rate.

EBS records depreciation of the capitalized asset retirement cost and accretion of the asset retirement obligation over time. The depreciation will generally be determined on a straight line basis, while the accretion to be recognized will escalate over the life of the producing assets, typically as production declines. The following table indicates the changes to EBS's asset retirement obligations in 2005:

Balance at December 31, 2004                                   $  25,282
Liabilities incurred                                              27,182
Accretion expense                                                 (1,886)
                                                               ---------
Balance at December 31, 2005                                   $  50,578
                                                               =========


NOTE 4 - LONG-TERM DEBT AND BRIDGE LOAN

EBS entered into a $2,000,000 credit facility with an investment banker, representing several lenders in addition to acting as a lender, effective February 1, 2005. The outstanding balance accrues interest at 12% per annum payable monthly. The principal is repaid quarterly commencing September 30, 2005 at $200,000 per quarter. The principal due December 31, 2005 was paid on January 10, 2006.

A credit agreement dated May 20, 2005 was negotiated with the same investment banker, who also acted as a lender and represented several other lenders, in funding a $3,500,000 bridge credit facility with a maturity of August 20, 2005. This facility has been rolled over through March 15, 2006 and the original lenders have been replaced by a single entity.

All of EBS's assets have been pledged to support the above agreements. Also in connection with the above transactions EBS has entered into agreements with the lenders to provide them with limited partnership interests (Class B) totaling 7.35% that allows them to participate in cash flows from operations or in net proceeds upon disposition of EBS's assets.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

EBS is not currently involved in any pending legal proceedings. In the future, EBS may become involved in various legal proceedings from time to time, either as a plaintiff or as a defendant, and either in or outside the normal course of business. EBS is not now in the position to determine when (if ever) such a legal proceeding may arise. If EBS ever becomes involved in a legal proceeding, EBS's financial condition, operations, or cash flows could be materially adversely affected, depending on the facts and circumstances relating to such proceeding.


NOTE 7 - SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Set forth below is a summary of EBS's net quantities of crude oil and natural gas reserves at October 1, 2005 the effective date of the purchase and sale agreement with Westside Energy Corporation.

                                                     Oil                  Gas
                                                   (Bbls)                (MMcf)
                                                    ----                  ----
Proved Reserves - October 1, 2005                  43,239                2,081
Production October - December 2005                  1,390                   83
Proved Reserves - December 31, 2005                41,849                1,998

The following table sets forth the standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2005:

Cash Flows Relating to Proved Reserves:
     Future Cash Flows                                           $17,165,700
     Future Costs:
         Production                                               (4,530,800)
         Development and Abandonment                              (2,147,100)
                                                                 -----------
     Future Net Cash Flows                                        10,487,800
     10% Discount Factor                                          (3,839,100)
                                                                 -----------
     Standardized Measure of Discounted Future Net Cash Flows    $ 6,648,700
                                                                 ===========

The estimates of proved oil and gas reserves utilized in the preparation of the above table were estimated by Netherland, Sewell & Associates, Inc., independent petroleum consultants.

The oil reserves include crude oil and condensate and are expressed in barrels that are equivalent to 42 U.S. gallons. Gas volumes are expressed in millions of standard cubic feet. The estimated reserves and future cash flows are for proved developed producing, proved developed non-producing and proved undeveloped reserves.

Future cash flow attributable to EBS's interest is prior to deducting production taxes, operating expenses and required additional investment. Future net cash flow is after deducting production taxes, operating expenses and required additional investment.

The reserves included in this footnote are estimates only. Actual reserves could differ, and those differences could be material. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the future results of operations.

                                   APPENDIX A

                  GLOSSARY OF CERTAIN NATURAL GAS AND OIL TERMS

The following are abbreviations and definitions of certain terms commonly used in the natural gas and oil industry and in this prospectus.
      Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

      Bcf/d. One billion cubic feet per day.

      Bcfe. One billion cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

      Boe. Barrels of oil equivalent, with 6,000 cubic feet of natural gas being equivalent to one barrel of oil.

      Bop/d. Barrels of oil per day.

      Btu or British thermal unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

      Btu/cf. The heat content, expressed in Btu's, of one cubic foot of natural gas.

      Completion. The installation of permanent equipment for the production of natural gas or oil.

      Developed acreage. The number of acres that are allocated or assignable to producing wells or wells capable of production.

      Development well. A well drilled into a proved natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

      Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

        Exploitation. The continued development of a known producing formation in a previously discovered field. To make complete or maximize the ultimate recovery of oil or natural gas from the field by work including development wells, secondary recovery equipment or other suitable processes and technology.

      Exploration. The search for natural accumulations of natural gas and oil by any geological, geophysical or other suitable means.

      Exploratory well. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

      Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

      Fracturing. The technique of improving a well's production or injection rates by pumping a mixture of fluids into the formation and rupturing the rock, creating artificial channels. As part of this technique, sand or other material may also be injected into the formation to keep the channels open, so that fluids or gases may more easily flow through the formation.

      Gross acres. The total acres in which we own any amount of working interest. Gross wells. The total number of producing wells in which we own any amount of working interest.

      Horizontal drilling. A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation. This operation usually yields a well which has the ability to produce higher volumes than a vertical well drilled in the same formation.

      Injection well or injector. A well that is used to place liquids or gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

      Lease. An instrument that grants to another (the lessee) the exclusive right to enter to explore for, drill for, produce, store and remove natural gas and oil on the mineral interest, in consideration for which the lessor is entitled to certain rents and royalties payable under the terms of the lease. Typically, the duration of the lessee's authorization is for a stated term of years and "for so long thereafter" as minerals are producing.

        MBbl. One thousand barrels of oil or other liquid hydrocarbons. Mcf. One thousand cubic feet of natural gas at standard atmospheric conditions.

      Mcf/d. One Mcf per day.

      Mcfe. One thousand cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcfs, at a ratio of 6 Mcf to 1 Bbl of oil.

      MMBtu. Million British thermal units.

      MMcf. One million cubic feet of natural gas at standard atmospheric conditions.

      Net acres. Gross acres multiplied by Westside's percentage working interest in the acreage.

      Net production. Production that is owned by Westside less royalties and production due others.

      Net wells. The sum of all the complete and partial well ownership interests (i.e., if we own 25% percent of the working interest in eight producing wells, the subtotal of this interest to the total net producing well count would be two net producing wells).

      Operator. The individual or company responsible for the exploration, exploitation, development and production of a natural gas or oil well or lease.

      Overriding royalty interest. Ownership in a percentage of production or production revenues, free of the cost of production, created by the lessee, company and/or working interest owner and paid by the lessee, company and/or working interest owner out of revenue from the well.

      Pay zones. A reservoir or portion of a reservoir that contains economically producible natural gas and oil reserves.

      Permeability. The capacity of a geologic formation to allow water, natural gas or oil to pass through it.

      Plugging and abandonment. Sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface.

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      PV-10 value. The present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated lease operating expenses, production taxes and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization or Federal income taxes, and discounted using an annual discount rate of 10%.

      Productive well. A well with the capacity to produce hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

      Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and preliminary economic analysis using reasonable anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

      Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

      Proved reserves. The estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

      Proved undeveloped reserves (PUD). Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

      Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

      Royalty. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage, or of the proceeds of the sale thereof, but generally does not require the royalty owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

      Secondary recovery. An artificial method or process used to restore or increase production from a reservoir after the primary production by the natural producing mechanism and reservoir pressure has experienced partial depletion. Gas injection and waterflooding are examples of this technique.

     Three-dimensional seismic. The method by which a three-dimensional image of the earth's subsurface is created through the interpretation of reflected seismic data collected over a surface grid. Three-dimensional seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, exploitation and production.

      Tcf. One trillion cubic feet of natural gas

      Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

      Working interest. An interest in a natural gas and oil lease that gives the owner of the interest the right to drill for and produce natural gas and oil on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.


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